Exhibit 99.5

AMENDED AND RESTATED MARGIN LOAN AGREEMENT

dated as of November 2, 2020

between

BIF IV EAGLE NR CARRY LP and EAGLE CANADA COMMON HOLDINGS LP,

as Borrowers

and

BANK OF MONTREAL,

as Lender

and

BMO NESBITT BURNS INC.,

as Calculation Agent

i

This AMENDED AND RESTATED MARGIN LOAN AGREEMENT dated as of November 2, 2020 (as it may be amended or modified from time to time, this “Agreement”) is between BIF IV EAGLE NR CARRY LP, a limited partnership formed under the laws of the Province of Ontario, and EAGLE CANADA COMMON HOLDINGS LP, a limited partnership formed under the laws of the Province of Ontario, as Borrowers (the “Borrowers”), BANK OF MONTREAL (the “Lender”), and BMO NESBITT BURNS INC., as Calculation Agent.

The Borrowers and the Lender are party to a margin loan agreement dated as of September 9, 2019 (as amended prior to the date hereof, the “Existing Margin Loan Agreement”).

The Borrowers and the Lender have agreed to amend and restate the Existing Margin Loan Agreement as provided herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Collateral” means, in respect of a Borrower, any of the following assets of such Borrower, if (x) held in or credited to such Borrower’s Collateral Account subject to a first priority Lien under the applicable Security Agreement; and (y) the Collateral Requirement has been satisfied with respect thereto:

(a) Cash and Cash Equivalents held in the Collateral Accounts;

(b) security entitlements in respect of Collateral Shares, as long as:

(i) such Collateral Shares are Book-Entry Shares;

(ii) such Collateral Shares and such security entitlements are not subject to any (1) Transfer Restrictions and, for the avoidance of doubt, are not subject to any restrictive legend, (2) any Restrictive Condition, or (3) any Lien (other than Permitted Liens);

(iii) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable;

(iv) such Collateral Shares satisfy the Share Segregation Condition; and

(v) the aggregate number of Collateral Shares does not exceed 19.9% of the issued and outstanding Common Shares of the Issuer;

(c) any Approved Letter of Credit; and

(d) any Other Acceptable Collateral.

“Additional Terms Agreement” means the amended and restated additional terms agreement dated as of the date hereof between the Borrowers, the Lenders and the Calculation Agent.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which Calculation Agent has notified the Borrowers of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof pursuant to Section 9.01, or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including, the earlier of: (i) the related Adjustment Determination Date; and (ii) the fifth Business Day following such occurrence.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means a subordination and postponement agreement between Borrower, the holder of the applicable Subordinated Affiliate Indebtedness and the Lender, substantially in the form of Exhibit F.

“Agreement” means this Margin Loan Agreement.

“Alternative Exchange” means The New York Stock Exchange or any successor thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or either of them from time to time concerning or relating to bribery or corruption including: the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977, as amended the U.K. Bribery Act of 2010, and, in each case, all rules or regulations promulgated thereunder.

“Anti-Terrorism Laws” means all laws, rules, and regulations of any jurisdiction applicable to either Borrower from time to time concerning or relating to terrorism or money laundering, including (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq.), as amended by Title III of the U.S. Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto, (iii) the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada), the United Nations Al-Qaida and Taliban Regulations (Canada) and the Anti-terrorism Act (Canada), and (iv) other applicable federal, provincial or state laws relating to “know your customer” or other identification checks or procedures or anti-money laundering laws, rules or regulations that apply to the Lender in any jurisdiction in connection with the Loan Documents, as amended.

“Applicable Margin” means:

(a) with respect to any CDOR Rate Loan, means the rate per annum set forth as such in the Additional Terms Agreement; and

(b) with respect to any Prime Rate Loan, means the rate per annum set forth as such in the Additional Terms Agreement.

“Approved Letter of Credit” means any irrevocable letter of credit issued to the Lender, in form and substance reasonably acceptable to the Lender which (a) is issued by any Permitted Financial Institution other than the Lender or any Affiliate thereof, (b) has an expiration date that is not earlier than the date falling twelve (12) months after the date of issuance of such letter of credit, (c) is drawable by the Lender if not renewed or replaced on or before thirty (30) days prior to its effective expiry date (if such expiration date is not at least ten (10) Business Days after the Maturity Date), (d) does not require reimbursement by any Borrower of any draw thereunder or payment by any Borrower of any fee or expense related thereto or have any recourse to any Collateral and (e) is drawable by the Lender if the Permitted Financial Institution that has issued any such letter of credit ceases to be a Permitted Financial Institution as determined in accordance with this Agreement, and the Borrowers have not replaced such letter of credit by the date that is thirty (30) days after the date on which the issuing bank thereof ceased to be a Permitted Financial Institution.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Book-Entry Shares” means Common Shares that are (a) registered in the name of CDS, DTCC or any of their respective nominees, (b) maintained in the form of book entries on the books of CDS or DTCC, as applicable, and (c) trades in which are settled through CDS’ or DTCC’s regular book-entry settlement services, as applicable.

“Borrowers” has the meaning specified in the preamble hereto and “Borrower” means either of them.

“Borrowing Notice” means the request by a Borrower in respect of a Loan in the form of Exhibit A.

“Brookfield” means Brookfield Asset Management Inc.

“Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in Toronto, Canada are generally open for business.

“Calculation Agent” means BMO Nesbitt Burns Inc., or any successor calculation agent hereunder (including any successor appointed under Section 8.05), acting in accordance with Section 9.18.

“Canadian Dollars” and the symbol “Cdn. $” each means lawful money of Canada.

“Canadian Securities Commission” means the applicable securities commission or regulatory authority in each of the jurisdictions of Canada in which the Issuer is a reporting issuer.

“Canadian Securities Laws” means, collectively, the applicable securities laws of each of the jurisdictions of Canada in which the Issuer is a reporting issuer and the respective regulations and rules made thereunder together with all applicable published policy statements, blanket orders and rulings of the Canadian Securities Commissions and all discretionary orders or rulings, if any, of the Canadian Securities Commissions made in connection with the transactions contemplated hereunder.

“Cash” means all funds in Canadian Dollars or US Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts and which the Custodian has agreed pursuant to a Control Agreement to treat as a financial asset.

“Cash Dividend” means any cash dividend on the Common Shares, whether designated as an ordinary dividend or an extraordinary dividend.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or the Government of Canada or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States or the Government of Canada having a maturity of not greater than 12 months from the date of issuance thereof.

“CDOR Rate” means, with respect to any CDOR Rate Loan for any Interest Period, the average rate applicable to Canadian Dollar bankers’ acceptances with a term to maturity comparable to such Interest Period appearing on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:20 a.m. (Toronto time) on the commencement date of such Interest Period, as determined by the Lender; provided that, if such rate is not available at such time for any reason, then the “CDOR Rate” with respect to such CDOR Rate Loan for such Interest Period shall be the rate applicable to Canadian Dollar bankers’ acceptances with a term to maturity comparable to such Interest Period quoted by the Lender at approximately 10:20 a.m. (Toronto time) on the commencement date of such Interest Period; provided further that, if Section 2.19 is applicable, the CDOR Rate shall equal the CDOR Successor Rate; and provided further that if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Rate Loan” means any Loan which bears interest at a rate based upon the CDOR Rate.

“CDOR Scheduled Unavailability Date” has the meaning specified in Section 2.19(a).

“CDOR Successor Rate” has the meaning specified in Section 2.19(a).

“CDS” means CDS Clearing and Depository Services Inc. or its successor.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Original Closing Date, regardless of the date enacted, adopted or issued; provided further that if the Lender determines, as a result of the foregoing, a Change in Law has occurred, the Lender shall only request compensation from the Borrowers under Section 2.13 herein to the extent the Lender makes the same request under comparable credit agreements for margin lending transactions secured by common shares with other borrowers similarly situated to the Borrowers.

“Change of Control” means, with respect to a Borrower or the Issuer, any event or transaction, or series of related events or transactions, the result of which is: (i) in the case of the Borrowers, that Brookfield, an Affiliate of Brookfield or any combination thereof ceases to directly or indirectly Control such Borrower; or (ii) in the case of the Issuer, any Person or group of Persons acting jointly or in concert acquiring either (a) more than 50% of the outstanding Common Shares or (b) voting equity securities representing more than 50% of the votes entitled to be cast for the election of directors of the Issuer, all as determined in accordance with Canadian Securities Laws.

“Charges” has the meaning specified in Section 9.16.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price in Canadian Dollars (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Common Share as reported by (i) the Exchange or (ii) if such day is not a Scheduled Trading Day with respect to the Exchange but is a Scheduled Trading Day with respect to the Alternative Exchange, or if such day is a Disrupted Day with respect to the Exchange but not with respect to the Alternative Exchange, the Alternative Exchange. If the Closing Sale Price is determined pursuant to clause (ii) of the immediately preceding sentence on any day, the Closing Sale Price shall be the Equivalent Amount in Canadian Dollars of the price determined pursuant to such clause on such day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Common Shares (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens have been granted under the Security Agreements.

“Collateral Accounts” means, collectively, the “Collateral Accounts” specified in each of the Security Agreements.

“Collateral Call Notice” has the meaning specified in Section 2.12.

“Collateral Call Notice Deadline” means 8:00 p.m.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by the Lender shall have been taken to ensure that each Security Agreement in favour of the Lender creates a valid, first priority, Lien (subject only to Permitted Liens) on all the Collateral that is perfected by: (i) control (within the meaning of the PPSA), to the extent such Collateral is capable of perfection by control under the PPSA; or (ii) filing, to the extent such Collateral is not capable of perfection by control under the PPSA.

“Collateral Shares” means the Common Shares held in or credited to any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level; provided that for the purpose of determining whether a Collateral Shortfall has occurred on any date following the date on which a Collateral Call Notice is given that relates to a Collateral Shortfall that has not yet been cured and prior to the Scheduled Trading Day on which the Cure Time occurs, the LTV Ratio shall be determined as if the amount of Cash necessary to cure such Collateral Shortfall were subtracted from “Net Obligations”. A Collateral Shortfall shall be considered “cured” at the time that the Borrowers cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Margin Reset Level pursuant to clause (i) and/or (ii) of Section 2.12.

“Commitment” means the commitment of the Lender to make the Loans hereunder, subject to any permanent reduction thereof at the option of the Borrower made pursuant to Section 2.11(a).

“Common Shares” means the common shares in the capital of the Issuer.

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means, with respect to any Person at any time, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract, by virtue of being (or Controlling) the general partner, manager, board of managers or board of directors of such Person, by virtue of beneficial ownership of or control over a majority of the economic interest of such Person, or otherwise; and each of “Controlled by” or “Controlling” has a corresponding meaning.

“Control Agreements” means those certain securities account control agreements, in each case, dated as of the Original Closing Date, between a Borrower, the Custodian and the Lender.

“Cure Time” means, in respect of any Collateral Shortfall, 1:00 p.m. on the second Scheduled Trading Day following the Scheduled Trading Day on which the Borrowers received (in accordance with Section 9.02) the relevant Collateral Call Notice (such date the “Collateral Call Notice Date”); provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day, and provided further that if prior to 1:00 p.m. on the date that on which the Cure Time would otherwise have occurred, the Borrowers have delivered to the Lender written confirmation that they have commenced such steps as are required to provide additional Acceptable Collateral and that the steps so taken are irrevocable together with reasonable evidence of such steps, in each case satisfactory to the Lender, acting reasonably, the Cure Time will be extended to 1:00 p.m. on the fourth Scheduled Trading Day following the Collateral Call Notice Date.

“Custodian” means BMO Nesbitt Burns Inc., or any successor appointed by the Lender to be the Custodian with respect to a Collateral Account.

“Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of Canada, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, (a) in the case of past due principal of any Loan, the interest rate otherwise applicable to such Loan hereunder plus 2.0% per annum or (b) in the case of any other past due amount, the Prime Rate plus 2.0% per annum.

“Delisting” means that either (i) the Exchange or the Alternative Exchange announces that pursuant to the rules of the Exchange or the Alternative Exchanges the Common Shares have ceased or will cease to be listed, traded or publicly quoted on such exchange for any reason, or (ii) the Issuer announces that the Common Shares have ceased or will cease to be listed, traded or publicly quoted on either the Exchange or the Alternative Exchange, provided that if, in the opinion of the Lender, acting reasonably, the delisting of the Common Shares from the Exchange or the Alternative Exchange would not have a material adverse impact on the liquidity of the Common Shares, the delisting of the Common Shares from the Exchange or the Alternative Exchange, as applicable, will not constitute a “Delisting”.

“Disrupted Day” means any Scheduled Trading Day on which due to any failure of the Exchange or the Alternative Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, the Calculation Agent is unable to determine the Closing Sale Price.

“DTCC” means The Depositary Trust and Clearing Corporation or its successor.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange or the Alternative Exchange prior to its scheduled closing time for such day.

“Effective Date” means the first date on which each of the conditions precedent in Section 4.01 has been satisfied or waived in accordance therewith.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equivalent Amount” means, on any date, the amount in Canadian Dollars or US Dollars, as the case may be (the “Currency”), which would be obtained on the conversion of an amount in any other currency into the Currency, at the rate for the purchase of the Currency with such other currency, as quoted or published on Bloomberg Page BFIX at 4:00 p.m. (or any successor page used for displaying currency exchange rates) on such date (or if not published or otherwise made available on such date, as published or otherwise made available on the most recent date on which such rate was published or otherwise made available).

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means the Toronto Stock Exchange or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Common Shares on the Exchange or the Alternative Exchange on any Scheduled Trading Day as determined by the Calculation Agent, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the Common Shares by reference to transactions or bid or ask prices for the Common Shares on the Exchange or the Alternative Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, having its principal office in or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to a Loan or the Commitment pursuant to a law in effect on the Original Closing Date, on the date such Lender became a party or the date the Lender changes its lending office, except to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to the Lender immediately before the Lender changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.14(d), and (d) any withholding Taxes imposed under FATCA.

“Extended Maturity Date” has the meaning given to it in Section 2.06

“Extended MDE Day” means each Disrupted Day beginning on, and including, the third consecutive Disrupted Day.

“Extraordinary Distribution” means any dividend, issuance or distribution by the Issuer of cash, securities or property to holders of the Common Shares other than a Cash Dividend or a Spin-off.

“Facility” has the meaning given to it in Section 2.01.

“Facility Adjustment Event” means the occurrence of any of the following events:

(a) any Tender Offer, Spin-off, Split-off or Extraordinary Distribution, in each case in respect of the Issuer or the imposition of any withholding Tax on a prospective sale of Common Shares on behalf of a Borrower upon foreclosure or upon realization as a result of a Change in Law or change in jurisdiction or change in location of material business activities of the Issuer; provided that commercially reasonable steps were taken to designate another lending office in order to avoid or mitigate such imposition;

(b) any Change of Control of the Issuer;

(c) any Merger Event;

(d) the Collateral Shares becoming subject to any Transfer Restriction or Restrictive Condition; or

(e) (i) any subdivision, consolidation or reclassification of the Common Shares, or any dividend of Common Shares or other securities in respect of Common Shares, (ii) any call by the Issuer in respect of Common Shares that are not fully paid, (iii) an Issuer Share Repurchase, (iv) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Common Shares pursuant to a shareholder rights plan or similar transaction or arrangement or (v) any other event with a material dilutive or concentrative effect on the theoretical value of the Common Shares.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Fiscal Quarter” means the fiscal quarters of the Borrowers ending on the last day of March, June, September and December in each year.

“FRB” means the Federal Reserve Board of the United States.

“Free Float” means, as of any date of determination, the number of Common Shares equal to: (i) the total number of Common Shares then issued and outstanding, minus (ii) the total number of Collateral Shares, minus (without duplication of the Collateral Shares) the total number of Common Shares in each case, without duplication, and only to the extent reflected in the total number of Common Shares then issued and outstanding in clause (i) that are either “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held by (a) any officer or director of the Issuer, and (b) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Common Shares issued and outstanding (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act that does not disclose its holdings of Common Shares on Schedule 13D, or (2) any “person” or “group” that has disclosed its holdings of Common Shares on a Schedule 13G), each as determined by the Calculation Agent by reference to any publicly available information issued by the Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information the Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Common Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Common Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Common Shares that are “beneficially owned” by more than one officer, director,

“person” or “group” shall be included only once in determining the total number of Common Shares “beneficially owned” by all officers, directors, “persons” and “groups”.

“GAAP” means generally accepted accounting principles in Canada as in effect from time to time, consistently applied, which, for clarity as of the date hereof shall be determined with reference to IFRS.

“General Partner BIF IV” means BIF IV LTIP Canada Splitter LP, a limited partnership formed under the laws of Ontario.

“General Partner Eagle Canada” means BIF IV Cdn. Split LP, a limited partnership formed under the laws of Ontario.

“General Partners” means General Partner BIF IV and General Partner Eagle Canada.

“Governmental Authority” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or any other obligation payable or performable by any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or loan or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of such Person securing any Indebtedness or other of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“IFRS” International Financing Reporting Standards in effect from time to time.

“Incremental Loan” means the first Loan made on or after the Effective Date following the satisfaction of the conditions set forth in Section 4.01.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; and (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Insider” means an “insider” with respect to the Issuer as that term is defined in the Securities Act.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, or (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office or such Person consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any Debtor Relief Law with respect to such Person, or any other petition is presented by any such Person or such Person consents to any other petition presented by any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up.

“Interest Payment Date” means the second Business Day of January, April, July and October of each year and the Maturity Date.

“Interest Period” means, with respect to a CDOR Rate Loan, the period selected by a Borrower and being of one (1), two (2) or three (3) months, commencing on the date such CDOR Rate Loan is made hereunder or, in the case of a Loan converted from a Prime Rate Loan to a CDOR Rate Loan pursuant to the terms hereof, the effective date of the conversion of such Loan, provided that (a) the last day of the immediately preceding Interest Period will be the first day of the next Interest Period, (b) if any Interest Period would end on a day following the Maturity Date, such Interest Period shall be deemed to end on the Maturity Date, (c) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (d) any Interest Period that begins on the final day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the final Business Day of the calendar month at the end of such Interest Period.

“Issuer” means TransAlta Corporation, a corporation organized under the laws of Canada.

“Issuer Share Repurchase” means a repurchase by the Issuer or any Subsidiary thereof of Common Shares, whether the consideration is cash, securities or otherwise, but excluding (i) repurchases from the Borrowers or their Affiliates to the extent that such repurchases do not result in any reduction in the Free Float, and (ii) any such repurchases made pursuant to normal course issuer bids or repurchases from employees, executive officers, directors or consultants, in each case in their capacity as such, that are completed in accordance with Canadian Securities Laws.

“Issuer Trading Suspension” means the occurrence of five consecutive Disrupted Days.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Judgment Currency” has the meaning specified in Section 9.14.

“Law” means, with respect to any Person, collectively, all international, foreign, Canadian, U.S. federal, provincial, state, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Loan” means any Tranche 1 Loan, Tranche 2 Loan or Tranche 3 Loan, as applicable, as “Loans” means all of such Loans.

“Long Position” means, with respect to an Equity Interest of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such Equity Interest, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such Equity Interest, in each case as determined by the Calculation Agent by reference to any publicly available information issued by the Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information the Calculation Agent reasonably deems relevant.

“LTV Cash Release Level” means the percentage set forth as such in the Additional Terms Agreement.

“LTV Margin Call Level” means the percentage set forth in the Additional Terms Agreement.

“LTV Margin Reset Level” means the percentage set forth as such in the Additional Terms Agreement.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations as of such date, divided by (ii) the sum of the following (determined in Canadian Dollars or the Equivalent Amount in Canadian Dollars): (a) the Share Collateral Value on such date; and (b) the product, for each type of Other Acceptable Collateral, of (1) 100% less the applicable Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral of such type, as determined by the Calculation Agent with the consent of the Lender, on such date.

“Major Rating Agency” means any of S&P, Moody’s, DBRS Limited and Fitch Ratings, Inc.

“Mandatory Prepayment” means a prepayment made in accordance with Section 2.11

“Mandatory Prepayment Event” means the occurrence of any of the following:

(a) any Insolvency Event with respect to Issuer;

(b) any Delisting;

(c) any Issuer Trading Suspension;

(d) the occurrence, or the announcement by a Borrower or any of its Affiliates, or the bona fide announcement by any other Person, of any transaction or event that, if consummated, would constitute a Change of Control of such Borrower, as determined by the Calculation Agent;

(e) any Facility Adjustment Event or Potential Facility Adjustment Event in respect of which the Calculation Agent determines the same requires adjustment but no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result; or

(f) the commencement or announcement by the Issuer of its dissolution.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.11(c).

“Mandatory Prepayment Event Notice Deadline” means 8:00 p.m.

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreements, the Control Agreements and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which the Calculation Agent determines is material.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of a Borrower, (b) the ability of a Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the validity or enforceability of the Margin Loan Documentation.

“Material Non-public Information” means information regarding Issuer or its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Common Shares.

“Maturity Date” means the Scheduled Maturity Date or, if such date is extended from time to time in accordance with Section 2.06, the Extended Maturity Date.

“Maximum Rate” has the meaning specified in Section 9.16.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in: (i) a reclassification or change of the Common Shares that results in, or would, if consummated result in, a transfer of or an irrevocable commitment to transfer all of the Common Shares outstanding to another Person; (ii) (a) a consolidation, amalgamation, arrangement, business combination, merger or binding share exchange of the Issuer with or into, or a sale or other disposition of all or substantially all of the Issuer’s consolidated assets to, another Person (other than such a transaction in which the Issuer is the continuing Person and the Common Shares are not exchanged for, or converted into, any other securities or property), or (b) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, arrangement, business combination, merger or binding share exchange) by the Issuer or any Subsidiary thereof, excluding (A) any transaction between the Issuer and any of its Subsidiaries or among any such Subsidiaries provided that each Subsidiary that is a party to any such continues to be a Subsidiary following consummation of such transaction and (B) any transaction for which (x) Issuer or the relevant Subsidiary continues to exist and the Common Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of the Issuer, in each case, as of the date on which the transaction is announced; or (iii) any Person acquiring 100% of the outstanding Common Shares of the Issuer (other than such Common Shares owned or controlled by such Person), in each case, as reasonably determined by the Calculation Agent; provided that any merger, arrangement or continuance of the Issuer solely for the purpose, and with the sole effect, of changing Issuer’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock of the surviving entity shall not be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date less the sum of: (i) the face amount of all Cash credited to the Collateral Accounts and the face amount of all Approved Letters of Credit on such date; and (ii) 99% of the aggregate fair market value of Cash Equivalents (or the Equivalent Amount thereof determined in Canadian Dollars) constituting Acceptable Collateral on such date, as determined by the Calculation Agent.

“Obligations” means all Loans to, and all debts, liabilities, obligations, covenants and indemnifications of the Borrowers under the Margin Loan Documentation or otherwise with respect to the Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrowers or either of them of any proceeding under any Debtor Relief Laws naming a Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means September 9, 2019.

“Other Acceptable Collateral” means any Collateral that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to the

Calculation Agent in its sole discretion and with the consent of the Lender in its sole discretion (subject to Section 8.07).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by the Calculation Agent (subject to Section 8.07), taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that the Calculation Agent deems appropriate, expressed as a percentage.

“Other Collateral Value” means, on any date, the aggregate of: (i) the face amount of all Cash credited to the Collateral Accounts and the face amount of all Approved Letters of Credit on such date; and (ii) 99% of the aggregate fair market value of Cash Equivalents (or the Equivalent Amount thereof determined in Canadian Dollars) constituting Acceptable Collateral on such date, as determined by the Calculation Agent.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Loan or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 9.07(b).

“Participant Register” has the meaning specified in Section 9.07(b).

“Payment Currency” has the meaning specified in Section 9.14

“Pension Plan” means (i) a “pension plan” or “plan” which is a “registered pension plan” as defined in the ITA or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees resident in Canada of a Borrower, or (ii) any other pension benefit plan or similar arrangement applicable to employees of a Borrower.

“Permitted Financial Institution” means any bank or trust company which is organized or licensed as a branch or agency under the Laws of Canada, the United States of America or any province or state thereof and which has a rating that is equal to or greater than A- from S&P or A3 from Moody’s or the equivalent rating from another Major Rating Agency or, if no such bank or trust company meets this threshold, a bank listed on Schedule I, II or III of the Bank Act (Canada) that is no more than one rating below the highest rated bank listed on Schedule I of the Bank Act (Canada) as rated by any two Major Rating Agencies.

“Permitted Investments” means Cash, readily marketable direct obligations of any government or any province or state thereof and any other marketable securities that are fully paid for and in respect of which no future payment obligation exists on the part of the holder thereof.

“Permitted Liens” means (a) Liens imposed by Law for taxes or other liabilities that are not yet due or if due are being contested diligently and in good faith by appropriate proceedings, (b) Liens granted to the Lender or the applicable Custodian pursuant to the Security Agreements and Control Agreements, (c) Liens routinely imposed on all securities by the applicable Custodian, to the extent permitted under the Control Agreements and (d) with respect to any deposit account or securities account of either Borrower that does not constitute, or contain, Collateral, any customary Lien in favour of the depositary bank, broker or custodian.

“Permitted Sale Transaction” has the meaning specified in Section 2.12(d)(i)(A).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event or series of related transactions or events that if consummated, completed or effected, would constitute a Facility Adjustment Event, or any subsequent material change in or termination of any such transaction or event all as determined by the Calculation Agent, acting in a commercially reasonable manner.

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time in the Province of Ontario or any similar legislation of any other province of Canada the laws of which are required to be applied in connection with the issue of perfection of security interests in personal property.

“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.11(a) delivered by a Borrower to the Lender in substantially the form of Exhibit D or any other form approved by the Lender in its reasonable discretion.

“Prime Rate” means, at any time the aggregate of (a) the rate of interest per annum equal to the higher of (i) the fluctuating annual rate of interest established by the Lender as the reference rate of interest it will use at such time to determine interest rates for loans in Canadian dollars to its Canadian commercial borrowers in Canada and designated as its “prime rate”; and (ii) the CDOR Rate for one month Canadian Dollar bankers’ acceptances as at or about 10:20 a.m. on such day, plus 1.0% per annum plus, (b) the Applicable Margin; adjusted automatically with each change in such rate, all without the necessity of any notice to the Borrowers or any other Person; provided that if the rate determined pursuant to the foregoing definition is less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Prime Rate Loan” means a Loan where the Prime Rate is the reference interest rate.

“Proportionate Share” means, in respect of the Tranche 1 Loans, Tranche 2 Loans or Tranche 3 Loans, as applicable, the proportion of the Total Accrued Loan Amount that is attributable to the such tranche of Loans.

“Reference Price” means, at any time on any date of determination, the Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day. Notwithstanding the foregoing, the “Reference Price” on any Extended MDE Day shall be (i) the Reference Price on the immediately preceding Scheduled Trading Day that is not a Disrupted Day multiplied by (ii) (a) 100% less (b) an amount determined in good faith by the Calculation Agent not to exceed the product of the percentage set forth for such purpose in the Additional Terms Agreement and the number of Extended MDE Days that have occurred consecutively up to, and including, such Extended MDE Day.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.12(d)(i)(B).

“Responsible Officer” means, with respect to any Person, any officer or director of such Person or the general or managing partner of such Person.

“Restrictive Condition” means: (a) any shareholders agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to the Common Shares; and (b) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to the Common Shares, the voting holder thereof or the holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer; excluding (i) any requirement arising under Section 5 of the U.S. Securities Act as a result of a Borrower being an “affiliate” of the Issuer, as such term is defined in Rule 144, and (ii) the restrictions in the TransAlta Investment Agreement including those set forth in Section 4.5 thereof.

“Rollover/Conversion Notice” means the request in the form of Exhibit E that is issued by a Borrower to (a) convert a Prime Rate Loan to a CDOR Rate Loan or a CDOR Rate Loan to a Prime Rate Loan, as applicable, or (b) continue a Loan as the same Type.

“Rule 144” means Rule 144 under the U.S. Securities Act.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions.

“S&P” means Standard & Poor’s Financial Services, LLC.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by: (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; (ii) the United Nations Security Council; (iii) the European Union; (iv) Her Majesty’s Treasury of the United Kingdom; or (v) the Canadian government, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person that is 50 percent or more owned by one or more Persons identified in clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; (b) the United Nations Security Council; and (c) the European Union; (d) her Majesty’s Treasury of the United Kingdom; or (e) the Canadian government.

“Scheduled Maturity Date” means September 9, 2022.

“Scheduled Trading Day” means any day on which either the Exchange or the Alternative Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Common Shares are not listed, traded or quoted on the Exchange or the Alternative Exchange, any Business Day.

“Securities Act” means the Securities Act, RSO 1990, c.S.5.

“Security Agreements” means the Amended and Restated Pledge and Security Agreements, executed by each of the Borrowers and dated as of the date hereof.

“Set-off Party” has the meaning specified in Section 9.13.

“Share Collateral Value” means, at any time of determination, the product of (a) the applicable number of Collateral Shares then constituting Acceptable Collateral, and (b) the Reference Price at such time of determination.

“Share Pledge Period” means a calendar quarter ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Share Segregation Condition” means that, with respect to security entitlements in respect of Collateral Shares, such Collateral Shares are and, at all times at or after the time at which such Collateral Shares were transferred by or on behalf of Borrower or its Affiliates to a Collateral Account, have been held in a sub-account of such Collateral Account that (a) does not contain Collateral Shares other than (1) Collateral Shares that were transferred by or on behalf of Borrower or its Affiliates to such Collateral Account during the same Share Pledge Period as such Collateral Shares, and (2) Collateral Shares that are subject to the same Transfer Restrictions, if any, as all other Collateral Shares in such Collateral Account, and (b) bears a separate sub-account number from the sub-account number of, and the contents of which are otherwise segregated from, and not commingled with, the contents of, any other sub-account of any Collateral Account containing Collateral Shares that were transferred by or on behalf of a Borrower or its Affiliates to a Collateral Account during any other Share Pledge Period and/or that are subject to any different Transfer Restrictions. For the avoidance of doubt, and without limitation of the foregoing, any sub-account of Collateral Account may hold Cash, Cash Equivalents or Other Acceptable Collateral.

“Special Purpose Provisions” has the meaning specified in Section 5.10(i).

“Spin-off” means any distribution, issuance or dividend to holders of the Common Shares of any Equity Interests or other securities of another issuer owned (directly or indirectly) by the Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by the Issuer or any Subsidiary thereof for Common Shares in which the consideration to be delivered to exchanging holders of such Common Shares consists of Equity Interests or other securities of another issuer owned (directly or indirectly) by the Issuer.

“Standby Fee” means the fee payable to the Lender under Section 2.09.

“Subordinated Affiliate Indebtedness” means in the case of a Borrower, unsecured Indebtedness payable by such Borrower to an Affiliate of such Borrower that is expressly subordinated and postponed to the Obligations of such Borrower pursuant to an Affiliate Subordination Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that results in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 50% of the Free Float (as measured prior to giving effect to such event), as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as the Calculation Agent deems relevant.

“Term” means the period commencing on the Original Closing Date and ending on the Maturity Date.

“Threshold Amount” means the amount set forth for such purpose in the Additional Terms Agreement.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Loans, together with accrued and unpaid interest thereon, accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or the Alternative Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or the Alternative Exchange or otherwise) relating to the Common Shares.

“Tranche 1” has the meaning specified in Section 2.01(b).

“Tranche 1 Collateral” means Collateral Shares constituting Acceptable Collateral in an aggregate number not exceeding the number determined in accordance with the formula set forth in the Additional Terms Agreement.

“Tranche 1 Loan” means any extension of credit by a Lender with respect to Tranche 1 under this Agreement by way of Prime Rate Loan or CDOR Rate Loan.

“Tranche 1 Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount attributable on such date to the Tranche 1 Loans less the Proportionate Share in respect of the Tranche 1 Loans of the Other Collateral Value.

“Tranche 2” has the meaning specified in Section 2.01(b).

“Tranche 2 Loan” means any extension of credit by a Lender with respect to Tranche 2 under this Agreement by way of Prime Rate Loan or CDOR Rate Loan.

“Tranche 2 Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount attributable on such date to the Tranche 2 Loans less the Proportionate Share in respect of the Tranche 2 Loans of the Other Collateral Value.

“Tranche 3” has the meaning specified in Section 2.01(b).

“Tranche 3 Collateral” means all of those Collateral Shares constituting Acceptable Collateral that are in excess of 33,132,606 Collateral Shares.

“Tranche 3 Loan” means any extension of credit by a Lender with respect to Tranche 3 under this Agreement by way of Prime Rate Loan or CDOR Rate Loan.

“Tranche 3 Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount attributable on such date to the Tranche 3 Loans less the Proportionate Share in respect of the Tranche 3 Loans of the Other Collateral Value.

“Transactions” means the execution, delivery and performance by the Borrowers of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Loans and use of proceeds thereof (including to service interest payments under this Agreement).

“TransAlta Investment Agreement” means the Investment Agreement dated March 22, 2019 between Eagle Hydro II LP (as assignee of Brookfield BRP Holding (Canada) Inc.) and TransAlta Corporation, as amended from time to time.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including (a) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including the issuer thereof or any other obligor thereon, (b) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (c) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (d) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, provincial, local or foreign securities law; excluding (a) any requirement arising under Section 5 of the U.S. Securities Act as a result of a Borrower being an “affiliate” of the Issuer, as such term is defined in Rule 144, and (b) the restrictions set forth in the TransAlta Investment Agreement, including section 4.5 thereof.

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the CDOR Rate or the Prime Rate.

“US Dollars” and the symbol: “US$” each means the lawful money for the time being of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America which is customarily used in the settlement of international banking transactions on that day.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” has the meaning specified in Section 2.08.

Section 1.02. Amendment and Restatement.

(a) This Agreement is and shall for all purposes be deemed to be an amendment and restatement of the provisions of the Existing Margin Loan Agreement. While this Agreement will supersede the Existing Margin Loan Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, this Agreement merely amends and restates the Existing Margin Loan Agreement and does not constitute or result in a novation or rescission of the Existing Margin Loan Agreement, the Security Agreements or any other Margin Loan Documentation.

(b) The parties confirm that none of the outstanding Loans (as defined in the Existing Margin Loan Agreement) has been repaid or replaced by new obligations as a result of this Agreement. All of those outstanding Loans (as defined in the Existing Margin Loan Agreement) are Loans under this Agreement, and all of the Obligations (as defined in the Existing Margin Loan Agreement) are Obligations under this Agreement.

(c) Without in any way limiting the terms of the Existing Margin Loan Agreement or the other Margin Loan Documentation, the Borrowers confirm that the Security Agreements shall continue to secure all of the Obligations, including those arising as a result of this Agreement. Any references in the Security Agreements or other Margin Loan Documentation to the Existing Margin Loan Agreement or section numbers in the Existing Margin Loan Agreement shall be interpreted as referring to this Agreement and the corresponding Sections of it.

Section 1.03. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to local time, Toronto, Ontario time (daylight or standard, as applicable).

Section 1.04. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) except to the extent the Calculation Agent’s or Lender’s consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by the Calculation Agent or the Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender, notifies the Borrowers that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.06. Eligible Financial Contract. The parties acknowledge and agree that this Agreement constitutes an “eligible financial contract” for the purposes of the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada), the Winding- Up and Restructuring Act (Canada), the Canada Deposit Insurance Corporation Act (Canada) and any statute of Canada, any province of Canada or the United States analogous to any of the foregoing statutes.

Section 1.07. Permitted Liens. None of the fact that:

(i) the Borrowers are permitted to suffer to exist any Permitted Lien;

(ii) any representation, warranty or covenant contained herein may make an exception for the existence of Permitted Liens; or

(iii) the Liens created pursuant to the Security Agreements are stated to be subject to, or are not required to rank in priority to, Permitted Liens,

shall in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Liens created pursuant to the Security Agreements to any Permitted Lien or to any other Liens or other obligation whatsoever, or that the Obligations are in any way subordinate or junior in right of payment to any other obligations.

Section 1.08. Joint and Several Liability of Borrowers. Each Borrower acknowledges and agrees that all Loans made hereunder are made for the benefit of the Borrowers and in consideration therefor, each Borrower agrees that it is jointly and severally liable for all such Loans and for all other Obligations.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Commitment

(a) Subject to Section 4.01 and Section 4.02 and the other terms and conditions set forth herein, the Lender hereby establishes a revolving term loan facility in an amount equal to Cdn. $200,000,000 (the “Facility”).

(b) The Facility is available in three tranches. Subject in each case to Section 4.01 and Section 4.02, (i) the first tranche (“Tranche 1”) is available in an amount of Cdn. $100,000,000, (ii) the second tranche (“Tranche 2”) is available in an amount equal to 50% of the Share Collateral Value of 33,132,606 Common Shares on the date of any Loan under Tranche 2 minus the aggregate outstanding amount of the Tranche 1 Loans on such date, and (iii) the third tranche (“Tranche 3”) is an amount equal to the Commitment less the aggregate outstanding amount of the Tranche 1 Loans and the Tranche 2 Loans, provided that at no time may the aggregate outstanding amount of the Tranche 1 Loans, the Tranche 2 Loans and the Tranche 3 Loans exceed the Commitment.

Section 2.02. Loans and Borrowing. Subject to Section 2.18, the Loans shall be constituted entirely of Prime Rate Loans, CDOR Rate Loans or a combination thereof as either Borrower may request in accordance herewith. The Lender at its option may make any CDOR Rate Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Loans of more than one Type may be outstanding at the same time.

Section 2.03. Request for Loans.

(a) Notice by the Borrowers. During the Term, either Borrower may request the Lender to make a Loan under the Facility by delivering a Borrowing Notice to the Lender not later than 11:00 a.m., Toronto time, (i) on the day of the proposed Loan in the case of a Prime Rate Loan in the amount of $75,000,000 or less and (ii) in all other cases, two (2) Business Days before the date proposed for the making of such Loan. Each Borrowing Notice shall be made by electronic mail and shall be irrevocable (or, in the event a Loan is not made on the date specified in the applicable Borrowing Notice, Section 2.13(f) shall apply). Each Loan of a CDOR Rate Loan and a Prime Rate Loan must be in a minimum principal amount of Cdn. $1,000,000. Each Borrowing Notice delivered by a Borrower is irrevocable and will oblige the Borrowers to take the action contemplated therein on the date specified therein.

(b) Content of Borrowing Notice. Each Borrowing Notice shall specify the following information:

(i) the name of the Borrower requesting the Loans;

(ii) the aggregate amounts of the Loans to be made;

(iii) the date of the borrowing, which shall be a Business Day;

(iv) whether the Loans are to be Prime Rate Loans or CDOR Rate Loans and, if a CDOR Rate Loan, the Interest Period therefor;

(v) the location and number of the account(s) to which funds are to be disbursed; and

(vi) if proceeds of any such Loans are to be used to purchase Common Shares, the number of Common Shares that such Borrower intends to purchase with the proceeds of such Loans.

(c) Failure to Elect. If no election as to the Type of Loan is specified, then the requested Loan shall be a Prime Rate Loan. If a Borrower has elected a CDOR Rate Loan but has not specified the Interest Period therefor, the Interest Period elected therefor shall be deemed to have a duration of three (3) months.

Section 2.04. Funding of Loans. The Lender shall, prior to 2:00 p.m. (Toronto time) credit the applicable Borrower’s account specified in the applicable Borrowing Notice with any Loan to be made by it hereunder on the proposed date for the making of such Loan by wire transfer of immediately available funds.

Section 2.05. Interest Elections.

(a) Elections by the Borrowers. Except as otherwise expressly provided herein, each Loan initially shall be of the Type specified in the Borrowing Notice. Thereafter, either Borrower may elect to convert Loans to Loans made to it to a Loan or Loans of a different Type or continue Loans as the same Type as provided in this Section 2.05. Each conversion or rollover of a CDOR Rate Loan or a Prime Rate Loan must be in a minimum principal amount of Cdn. $1,000,000.

(b) Notice of Elections. To make an election pursuant to this Section 2.05, a Borrower shall deliver a Rollover/Conversion Notice to the Lender (i) in the case of a conversion into or a rollover of a CDOR Rate Loan, not later than 11:00 a.m., Toronto time, two (2) Business Days before the date proposed for such conversion or rollover, (ii) in the case of a conversion into a Prime Rate Loan, not later than 11:00 a.m., Toronto time, one (1) Business Day before the date proposed for such conversion or (iii) by such earlier or later date to which such Borrower and the Lender may agree. Each such Rollover/Conversion Notice shall be made by electronic mail and shall be irrevocable.

(c) If no Rollover/Conversion Notice is made in respect of any Loan, such Loan shall continue as the same Type and, unless a different Interest Period is elected by notice to the Lender at least two (2) Business Days prior to the last day of an Interest Period of a CDOR Rate Loan, such CDOR Rate Loan will continue for an Interest Period of three (3) months.

(d) Irrevocability. Each Rollover/Conversion Notice delivered by a Borrower is irrevocable and shall require such Borrower to take the action contemplated therein on the date specified therein.

(e) Content of Rollover/Conversion Notice. Each Rollover/Conversion Notice shall specify the following information:

(i) the Loans to which such Rollover/Conversion Notice applies;

(ii) the effective date of the election made pursuant to such Rollover/Conversion Notice, which shall be a Business Day; and

(iii) whether the Loans specified in such Rollover/Conversion Notice are to be Prime Rate Loans or CDOR Rate Loans and, if CDOR Rate Loans, the Interest Periods therefor in accordance with the terms hereof.

(f) Events of Default. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Loans may be converted to CDOR Rate Loans and (ii) unless repaid, all CDOR Rate Loans shall be converted to Prime Rate Loans at the end of the then current Interest Periods therefor.

Section 2.06. Extension of Maturity Date. Upon written notice by the Borrowers to the Lender given at any time before September 8 in each year, the Borrowers may request in writing that the Lender extend the then scheduled Maturity Date of the Facility by one year (the extended maturity date referred to as the “Extended Maturity Date”). The Lender (acting in its sole discretion) shall advise the Borrowers in writing as to whether it agrees to extend the maturity date of the Facility in accordance with any such request within thirty days following receipt of such written notice, provided that in the event the Lender does not so advise the Lender within such thirty day period, the Lender shall be deemed to have advised the Borrowers that it is not prepared to extend the maturity date. Any such extension, if consented to by the Lender, is subject to the satisfaction of the following conditions: (a) the Borrowers paying to the Lender on the then Scheduled Maturity Date or the then existing Extended Maturity Date, as applicable, an extension fee in an amount set forth for such purpose in the Additional Terms Agreement (or such other fee as the Lender may require in respect of any extension of the maturity date requested hereunder after the first extension of the maturity date), and (b) no Default or Event of Default existing and all of the representations and warranties set out in Article 3 of this Agreement being true and correct as of the date of such extension request as if made on such date except for transactions that were entered into in compliance with this Agreement and changes thereto that were approved in writing by the Lender, and such written extension request contains a statement to this effect. In the event the Lender elects at any time not to extend the Maturity Date, the Borrowers shall have no further right to request an extension of the Maturity Date.

Section 2.07. Interest.

(a) Prime Rate Loans. Each Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(b) CDOR Rate Loans. Each CDOR Rate Loan shall bear interest at a rate per annum equal to the CDOR Rate for the Interest Period in effect for such CDOR Rate Loan plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower under any Margin Loan Documentation is not paid when due, whether at stated maturity, upon acceleration, by Mandatory Prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.

(d) Payment of Interest and Fees. The Borrowers agree to pay accrued interest on each Prime Rate Loan and each CDOR Rate Loan in arrears on each applicable Interest Payment Date; provided, however, interest accrued pursuant to clause (c) of this Section 2.07 shall be payable on demand. All interest payments to be made under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(e) Computation. All interest and fees hereunder shall be computed on the basis of a year of 365 days (or in the case of Prime Rate Loans, 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or CDOR Rate shall be determined by the Lender and such determination shall be prima facie evidence thereof absent manifest error.

(f) Interest Act Disclosure. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

(g) Interest Act Acknowledgement. Each of the Borrowers confirms that it fully understands and is able to calculate the interest rate applicable to the Loans based on the methodology for calculating per annum rates provided for in this Agreement. The Lender agrees that if requested in writing by a Borrower it shall calculate the nominal and effective per annum rate of interest on any Loan outstanding at any time and provide such information to the Borrowers promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers of any of their obligations under this Agreement or any other Financing Document, nor result in any liability to the Lender.

Each Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Financing Documents, that the interest payable under the Financing Documents and the calculation thereof has not been adequately disclosed to the Borrowers, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable Law or legal principle.

Section 2.08. Upfront Fee. On the Effective Date, the Borrowers shall pay an upfront fee (the “Upfront Fee”) to the Lender in the amount set forth in the Additional Terms Agreement. The Upfront Fee shall be fully earned when paid and shall not be refundable for any reason.

Section 2.09. Standby Fee. The Borrowers will pay to the Lenders a standby fee in Canadian Dollars calculated at the rate per annum set forth in the Additional Terms Agreement on the daily unadvanced portion of the Facility. The standby fee will be determined daily beginning on the Original Closing Date and will be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and will be payable by the Borrowers quarterly in arrears on each Interest Payment Date.

Section 2.10. Interest Rate Determinations. The Lender shall give notice to the Borrower of the applicable interest rates for the purposes of Section 2.07 and any calculation related thereto.

Section 2.11. Cancellation of Commitment, Prepayments of Loans

(a) The Borrowers may, at any time, upon giving at least two Business Days’ prior notice to the Lender, cancel in full or, from time to time, reduce in part the Facility, provided, however, that any reduction will be in a minimum amount of Cdn. $500,000 and increments of Cdn. $100,000. If as a result of such reduction the aggregate amount of Loans outstanding under the exceeds the Commitment as so reduced, the Borrowers will repay Loans in an aggregate amount equal to such excess, together with accrued and unpaid interest thereon and any amount due under Section 2.13(f).

(b) The Borrowers may prepay the outstanding principal amounts of the Loans (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest thereon and any amount due under Section 2.13(f) (and, in the case of a prepayment of all Loans, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon delivery of a Prepayment Notice to the Lender by a Borrower not later than 12:00 p.m. on the date three (3) Business Days prior to the date of any such prepayment in the case of a CDOR Rate Loan and on the date one (1) Business Day prior to the date of such prepayment in the case of Prime Rate Loan; provided, however, that (i) each partial prepayment of the Loans shall be in an aggregate principal amount of Cdn. $5,000,000 or a whole multiple of Cdn. $1,000,000 in excess thereof, and (ii) any prepayment of a CDOR Rate Loan that is not made on an Interest Payment Date applicable to such CDOR Rate Loan shall be accompanied by the payment of applicable breakage costs in accordance with Section 2.13(f). Notwithstanding anything in this Section 2.11(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.12(a)(ii), Section 2.12(d)(ii)(B) or Section 5.11. Each such prepayment shall be applied pro rata to the Tranche 1 Loans, Tranche 2 Loans and Tranche 3 Loans then outstanding. Each Prepayment Notice delivered by a Borrower pursuant to this

Section 2.11(a) shall be irrevocable; provided that a Prepayment Notice delivered by a Borrower may state that such notice is conditioned upon the effectiveness of the receipt of the proceeds from a sale of Collateral, in which case such notice may be revoked by the applicable Borrower (by notice to the Lender on or prior to the specified effective date of termination) if such condition is not satisfied.

(c) Following the occurrence of any Mandatory Prepayment Event, the Calculation Agent may, or upon request of the Lender shall, provide written notice to the Borrowers that it is requiring a prepayment pursuant to this Section 2.11(c) in connection therewith (a “Mandatory Prepayment Event Notice”). Upon the delivery of a Mandatory Prepayment Event Notice the Commitment shall immediately be terminated. Following receipt of such Mandatory Prepayment Event Notice, the Borrowers shall pay to the Lender in accordance with Section 2.17 the Total Accrued Loan Amount on or before the Mandatory Prepayment Event Notice Deadline on the fifth Business Day following receipt by the Borrowers of the Mandatory Prepayment Event Notice.

Section 2.12. Collateral Shortfall; Withdrawal of Collateral.

(a) If a Collateral Shortfall occurs on any date, the Calculation Agent will deliver a notice in the form set forth in Exhibit C hereto (or in another form to substantially similar effect, which may, for the avoidance of doubt, contain additional information beyond that set forth in Exhibit C) to the Borrowers and the Lender of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) by the Collateral Call Notice Deadline. Upon Borrowers’ receipt of any Collateral Call Notice in accordance with Section 9.02, the Borrowers shall, prior to the applicable Cure Time, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Margin Reset Level:

(i) post Cash, Cash Equivalents or Other Acceptable Collateral to the Collateral Accounts; and/or

(ii) prepay all or any portion of the outstanding principal amount of the Loans, and pay any related amounts, pursuant to Section 2.11(a).

(b) The Borrowers and the Lender shall use commercially reasonable efforts to ensure that each Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to the Calculation Agent.

(c) Not later than 10:00 a.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which the Borrowers have received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, the Borrowers shall deliver a notice to the Calculation Agent (which notice may be given by email) (x) acknowledging the Borrowers’ receipt of such Collateral Call Notice, (y) confirming that the Borrowers will cure the relevant Collateral Shortfall prior to the Cure Time and (z) stating the manner in which the Borrowers will cure such Collateral Shortfall.

(d) A Borrower shall only be permitted to request the release of Collateral if (x) such Borrower delivers written notice of such release to the Calculation Agent (who shall give the

Lender prompt notice thereof) on or before 12:00 p.m. on the second Business Day prior to the requested date of the release and specifying which Collateral is to be released, and (y) the Calculation Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iii) below are met (in which case the Calculation Agent shall promptly so notify the Lender):

(i) a Borrower will be entitled to obtain the release of any Collateral Shares from the Collateral Accounts to facilitate a sale of such Collateral Shares upon delivery of a written request to the Lender, which written requests certifies that:

(A) the Collateral Shares are being released for the purpose of settling sales of such Collateral Shares for Cash, where the scheduled settlement date for each such sale is no later than one then-standard settlement cycle on the applicable Exchange following execution of such sale (unless the Lender consents, in its sole discretion, to a later settlement date) (any such sale, a “Permitted Sale Transaction”);

(B) a portion of the cash proceeds of each such sale will be paid, on a delivery versus payment basis against the delivery of the relevant Collateral Shares from the relevant Collateral Accounts or pursuant to escrow arrangements reasonably acceptable to the Lender, to the Lender in accordance with Section 2.17 to (x) prepay such Borrower’s Obligations in such amount as is required to cause the LTV Ratio immediately following such release to be not less than the LTV Margin Reset Level, and (y) if any payment is required pursuant to sub-clause (x) above, make any payment that is or will be required under Section 5.11 in connection with such sale (the aggregate amount required to be paid under clauses (x) and (y), the “Required Sale Proceeds Amount”); and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

To facilitate a sale of Collateral Shares pursuant to this clause (i) upon receipt of such written request and subject to the Lender’s satisfaction with the accuracy of the certifications set forth therein, the Lender shall on the requested release date (x) deliver an entitlement order to the Custodian, which entitlement order directs the Custodian to give effect to the requested release, (y) release its Lien over the Collateral Shares being sold immediately upon its receipt of the related Required Sale Proceeds Amount (if any), and (z) if required, enter into any escrow or other arrangement reasonably satisfactory to the Lender with the broker or dealer through whom such Collateral Shares are being sold.

(ii) A Borrower will be entitled to obtain a release of Cash or Cash Equivalents that constitute Collateral upon delivery of a written request to the Lender, which written requests certifies that:

(A) the amount of Cash or Cash Equivalents remaining in the Collateral Accounts following such release will be sufficient to make any payment that is, or will become, due under Section 5.11 on account of a sale of, or dividend on, Collateral Shares that occurred on or before the date of such release;

(B) in the case of a release of Cash resulting from a Permitted Sale Transaction or a release of Cash or Cash Equivalents that have been deposited as Collateral, the LTV Ratio for five consecutive Scheduled Trading Days before, and immediately after, giving effect to such release shall not exceed the LTV Cash Release Level and in the case of a release of Cash resulting from a Cash Dividend or an Extraordinary Distribution, the LTV Ratio before, and immediately after, giving effect to such release shall not exceed the LTV Margin Reset Level; and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

To facilitate release of Cash or Cash Equivalents pursuant to this clause (ii), upon receipt of such written request and subject to the Lender’s satisfaction with the accuracy of the certifications set forth therein, the Lender shall on the requested release date (y) deliver an entitlement order to the Custodian, which entitlement order directs the Custodian to give effect to the requested release in accordance with the payment direction given by the applicable Borrower, and (z) release its Lien over the Cash and Cash Equivalents to be released.

(iii) A Borrower will be entitled to reduce the amount of any Approved Letter of Credit that has been delivered to the Lender upon delivery of a written request to the Lender, which written requests certifies that:

(A) the LTV Ratio for five consecutive Scheduled Trading Days before, and immediately after, giving effect to such reduction shall not exceed the LTV Cash Release Level; and

(B) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such reduction.

(iv) A Borrower may request a transfer of Collateral consisting of Cash from the Collateral Accounts to the Lender in accordance with Section 2.17 to make any payment required under Section 2.07, Section 2.08 or Section 5.11 or to make any other prepayment of the Loans hereunder.

(e) Posting Additional Collateral.

(i) On at least one Business Day notice to Calculation Agent, a Borrower may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral

Accounts at any time; provided that that such Collateral to be posted under this Section 2.12(e) at any one time shall be in a minimum amount of Cdn. $1,000,000, and such posted Collateral shall not be taken into account for purposes of determining the LTV Ratio on the Business Day on which such Collateral is posted unless such Collateral is deposited into the Collateral Accounts, with a SWIFT code evidencing such posting to be furnished to the Calculation Agent, prior to 3:00 p.m. on such Business Day.

(ii) Each Borrower shall direct the Custodian to deposit into or credit directly to the Collateral Accounts or, in the case of any property or assets other than Cash and securities entitlements, deliver to the Lender (subject to its reasonable delivery instructions): (A) all Cash Dividends and Extraordinary Distributions paid or distributed on any Collateral Shares, and (B) all securities or securities entitlements (x) exchanged for, or delivered upon conversion of, any Collateral Shares in a Merger Event or (y) delivered in respect of any Collateral Shares in connection with a Spin-off; provided that each type of Collateral shall be posted to the Collateral Accounts in accordance with the Share Segregation Condition. If any such Cash, securities, securities entitlements or other property or assets are received by such Borrower or any Affiliate thereof for any reason in respect of the Collateral Shares, such Borrower shall, or shall cause such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Lender), subject, in each case, to any subsequent release thereof in accordance with Section 2.12(d).

(iii) The Borrowers shall not tender any Collateral Shares in any take-over bid or exchange offer (including a Split-off) without the consent of the Lender, provided that such consent shall not be required where (i) the offeror in respect of such take-over bid or exchange offer has deposited into an irrevocable escrow all cash or securities required to complete such take-over bid or exchange offer and such escrow is on such terms as shall ensure that any Collateral Shares tendered thereto will be returned in the event that the take-over bid or exchange offer is not completed, or (ii) there is otherwise no settlement risk to the Borrowers in respect of the completion of such take-over bid or exchange offer or the return of the Collateral Shares in the event such take-over bid or exchange offer is not completed.

Section 2.13. Increased Costs; Break Funding.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender; or

(iii) subject the Lender to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loans hereunder (or of maintaining the Commitment) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such reasonable additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any actual losses with respect to such reduction.

(c) A certificate of the Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers. Such certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, if the Lender requests compensation under this Section 2.13 or the Borrowers must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.14, then the Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another lending office for any Loan, or portion thereof, affected by the relevant event if, in the judgment of the Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of the Lender, cause the Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.13(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of the Lender pursuant to Section 2.07(a) through (d) or Section 2.14. The

Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation.

(f) The Borrowers shall compensate the Lender, upon written request (in the form of a certificate) by the Lender (which certificate shall set forth in reasonable detail the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(i) any payment or prepayment of a CDOR Rate Loan on a day other than the last day of the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by a Borrower to prepay, borrow, convert or continue any CDOR Rate Loan on the date or in the amount notified by the applicable Borrower (for a reason other than the failure of the Lender to make a CDOR Rate in breach of its obligation hereunder).

(g) All of the Borrowers’ obligations under this Section 2.13 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers or either of them under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Lender or a Borrower) requires the deduction or withholding of any Tax from any such payment by the Lender or a Borrower, then the Lender or such Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by the Lender or required to be withheld or deducted from any payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by the Lender, shall be conclusive absent manifest error.

(d) Status of Lender.

(i) If the Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(d)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing if a payment made to the Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the Borrower that indemnified it an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrowers, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to a Borrower pursuant to this paragraph (e) the payment of which would place the Lender in a less favourable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.15. Illegality. Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrowers that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for the Lender to perform its obligations to make or maintain Loans hereunder as CDOR Rate Loans, the obligation of the Lender to make such Loans shall be terminated and all such Loans shall become Prime Rate Loans either on the next succeeding Interest Payment Date, if the Lender may lawfully continue to maintain the Loans to such day, or immediately, if the Lender may not lawfully continue to maintain the Loans.

Section 2.16. Evidence of Debt. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to it resulting from each Loan from time to time, including the amounts of principal and interest payable and paid to it from time to time hereunder. The entries maintained in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay such obligations in accordance with their terms.

Section 2.17. Payments and Computations.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due (subject to Section 2.12, with respect to any payment made to cure a Collateral Shortfall) in Canadian Dollars to the Lender in immediately available funds. All payments received by the Lender after 1:00 p.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.12, with respect to any payment made to cure a Collateral Shortfall) and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and any other amounts received hereunder in connection with the exercise of the Lender’s rights after an Event of Default) made by a Borrower to the Lender under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: (A) any expenses and indemnities payable by the Borrowers to the Lender under any Margin Loan Documentation; (B) to any accrued and unpaid interest and fees due under this Agreement; (C) to principal payments on the outstanding Loans; and (D) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that, in the case of an exercise of remedies, the Lender may elect the order in which different Loans are deemed to be paid.

Section 2.18. Alternative Rate of Interest. If prior to the commencement of the Interest Period for any CDOR Rate Loan:

(i) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii) if the Lender determines that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining Loans for such Interest Period;

then the Lender shall give notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (a) any Rollover/Conversion Notice that requests the conversion of any Prime Rate Loans to CDOR Rate Loans (to the extent of the affected CDOR Rate Loans or Interest Periods) shall be ineffective and such Prime Rate Loans (unless prepaid) shall remain Prime Rate Loans, (b) if any Borrowing Notice requests CDOR Rate Loans (to the extent of the affected CDOR Rate Loans or Interest Periods), such CDOR Rate Loans shall be made as Prime Rate Loans and (c) at the end of any Interest Period for any then-outstanding CDOR Rate Loan (to the extent of the affected CDOR Rate Loans or Interest Periods), such CDOR Rate Loan shall be converted to a Prime Rate Loan.

Section 2.19. CDOR Discontinuation.

(a) If the Lender has determined (which determination shall be conclusive absent manifest error) that:

(i) adequate and reasonable means do not exist for ascertaining the CDOR Rate, including because the “CDOR Page” of Reuters Monitor Money Rates Service is not available or published on a current basis for the applicable Interest Period and such circumstances are unlikely to be temporary;

(ii) the administrator of the CDOR Rate or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which the CDOR Rate will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans; or

(iii) a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the CDOR Rate shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (ii) above and in this clause (iii) is a “CDOR Scheduled Unavailability Date”), then reasonably promptly after such determination by the Lender, the Lender and the Borrowers will mutually agree upon a successor rate to the CDOR Rate, and the Lender and the Borrowers will amend this Agreement to replace the CDOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollars denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes.

(b) If no CDOR Successor Rate has been determined and the circumstances under Section 2.19(a) above exist or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Borrowers. Thereafter, the obligation of the Lender to make or maintain CDOR Rate Loans shall be suspended (to the extent of the affected CDOR Rate Loans or Interest Periods). Upon receipt of such notice, a Borrower may revoke any pending request for a Loan of CDOR Rate Loans (to the extent of the affected CDOR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Loan of a Prime Rate Loan in the amount specified therein. Any Rollover/Conversion Notice that requests the conversion of any Prime Rate Loans to a CDOR Rate Loan that is an affected CDOR Rate Loan shall be ineffective and such Prime Rate Loan will remain a Prime Rate Loan and notwithstanding Section 2.05(c) of this Agreement, at the end of any Interest Period for any then-outstanding affected CDOR Rate Loan, such CDOR Rate Loan shall be converted to a Prime Rate Loan.

(c) Notwithstanding anything else herein, any definition of the CDOR Successor Rate (exclusive of any margin) shall provide that in no event shall such CDOR Successor Rate be less than zero for the purposes of this Agreement. In addition, CDOR Rate shall not be included or referenced in the definition of Prime Rate.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lender that:

Section 3.01. Organization; Powers. Each Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by each Borrower. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to the Borrowers, (iii) will not contravene the Organization Documents of either of the Borrowers, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon either of the Borrowers or any of their respective assets, and (v) will not result in the creation or imposition of any Lien on any asset of either Borrower, except Liens created pursuant to the Margin Loan Documentation.

Section 3.04. Financial Condition. Neither Borrower has any (i) any material assets other than Common Shares, Cash, Cash Equivalents, Other Acceptable Collateral and Permitted Investments, or (ii) any Indebtedness or monetary obligations other than the Obligations and Subordinated Affiliate Indebtedness.

Section 3.05. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against either Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions, except for any such Litigation affecting the Issuer as has been publicly disclosed.

Section 3.06. Compliance with Laws.

(a) Each Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b) Each Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

Section 3.07. Investment Company Status. Neither Borrower is, and after giving effect to the contemplated Transactions neither Borrower will be, required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 3.08. Taxes. Each Borrower has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than any such Taxes, assessments, claims, governmental charges or levies (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) with respect to which no Collateral would become subject to forfeiture or loss as a result of such contest). To the knowledge of the Borrowers, there is no proposed tax assessment asserted in writing against either Borrower.

Section 3.09. Solvency. (i) The present fair market value of each Borrower’s assets exceeds the total amount of such Borrower’s liabilities (including contingent liabilities), (ii) each Borrower has capital and assets sufficient to carry on its businesses, (iii) neither Borrower is engaged in or is about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) neither Borrower intends to incur or believes that it will incur debts beyond its ability to pay as they become due. Neither Borrower will be rendered insolvent by the consummation of the Transactions.

Section 3.10. Trading and Other Restrictions.

(a) Each Borrower owns all of its assets (including all of the Collateral credited to the Collateral Accounts) free and clear of Liens, other than Permitted Liens.

(b) Neither Borrower has made or consented to, or is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties or assets, including the filing of a register of mortgages, charges and other encumbrances or filings of PPSA financing statements, as applicable, other than with respect to Liens granted to the Lender under the Margin Loan Documentation and Permitted Liens.

(c) Neither Borrower is subject to a holding period (as determined in accordance with applicable Canadian Securities Laws and Rule 144) with respect to the Collateral Shares.

(d) The Collateral Shares (i) are not subject to any Transfer Restrictions or Restrictive Conditions, (ii) (x) do not contain any restrictive legends, and (y) do not require any opinions from counsel, or the removal of any “stop transfer order,” or the delivery of any documentation, prior to the sale of such Collateral Shares, and (iii) except for the TransAlta Investment Agreement, are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction. The restrictions on transfer of the Common Shares in the TransAlta Investment Agreement are not binding on the Lender.

Section 3.11. Subsidiaries. Neither Borrower has any Subsidiaries.

Section 3.12. Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrowers and, to the knowledge of the Borrowers, their respective managers, officers, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of (a) the Borrowers or any of their officers, or (b) to the knowledge of the Borrowers, any of their respective managers, employees or agents, is a Sanctioned Person.

Section 3.13. Acquisition of Collateral Shares. Neither Borrower was in possession of any Material Non-public Information with respect to Issuer or the Common Shares at the time it acquired Collateral Shares and all Collateral Shares were acquired by the applicable Borrower in the open market. Each Borrower has in place all such policies and procedures as are reasonably required to confirm that the Borrower does not have any Material Non-public Information at the time of the purchase of any Collateral Shares.

Section 3.14. Employee Matters. Neither Borrower has or has ever had (a) any employees, or (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Pension Plan.

Section 3.15. Conduct of Business. Neither Borrower is engaged in any business or activity (whether pursuant to any contract, agreement, or otherwise) other than (a) holding Common Shares, Cash, Cash Equivalents, Other Acceptable Collateral and Permitted Investments and all rights, entitlements and activities incidental thereto and otherwise expressly contemplated herein (including entering into such account, depositary and custodial agreements in respect thereof), (b) performing its obligations under the Margin Loan Documentation and the Transactions, (c) paying all expenses, taxes and administrative fees in connection therewith or for compliance with this Agreement, and (d) matters related, ancillary or incidental thereto.

Section 3.16. Special Purpose Entity. Each Borrower is, and has at all times since its formation been, in compliance with the Special Purpose Provisions.

Section 3.17. Control Person. Neither Borrower and the Borrowers collectively are not a “control person” with respect to the Issuer within the meaning of applicable Canadian Securities Laws.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Effective Date. The effectiveness of this Agreement is subject to satisfaction, or waiver by the Lender, of the following conditions precedent:

(a) The Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to the Lender:

(i) duly executed counterparts of this Agreement, the Additional Terms Agreement and the Security Agreements, each dated as of the date hereof;

(ii) (A) a certificate of each General Partner, dated as of the Effective Date and executed by its respective Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which each of the Borrowers is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its Organization Documents and those of each of the Borrowers (or a certification that there have been no changes thereto since the Original Closing Date), and (B) a certificate of status, compliance, good standing or like certificate with respect to each of the General Partners and each of the Borrowers issued by the appropriate government officials of the jurisdiction of its incorporation, amalgamation or formation, as applicable;

(iii) a solvency certificate in respect of each Borrower from an Authorized Representative of each General Partner, dated as of the Effective Date;

(iv) favourable opinions of counsel to the Borrowers and the General Partners, addressed to the Lender, in form and substance reasonably satisfactory to the Lender, dated as of the Effective Date;

(v) the results of a recent Lien and judgment search in the jurisdiction of the General Partners’ and each Borrower’s organization, and each such search shall reveal no Liens on any of the assets of, or judgments against, the Borrowers except for Permitted Liens;

(vi) proper financing statements for filing under the PPSA or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreements; and

(vii) any information or documentation reasonably requested by the Lender pursuant to Section 9.15.

(b) On or prior to the Effective Date; 33,132,606 Common Shares constituting Acceptable Collateral shall have been credited to the Collateral Accounts; and any other instruments and documentation required by the Custodian to credit the Collateral Accounts, shall have been made available on the Effective Date at the offices of the Custodian (and to the person designated by the Custodian for delivery to the Custodian for crediting the Collateral Accounts) for inspection by the Custodian, the Calculation Agent and its counsel; such Common Shares shall be free from all Transfer Restrictions and Restrictive Conditions; and the Collateral Requirement shall have been satisfied in all material respects.

(c) All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Effective Date, including the Upfront Fee and counsel fees invoiced at least one Business Day prior to such date, shall have been paid on or before such date.

(d) Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e) Each of the Borrowers shall have delivered to the Lender a certificate from a Responsible Officer of each General Partner in the form set forth in Exhibit B hereto, dated as of the Effective Date, which shall contain representations that the conditions set forth in Subsections (b), (d), and (f) of this Section 4.01 have been satisfied.

(f) No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing, in each case on the Effective Date.

(g) The Lender shall have received satisfactory legal opinions from Lender’s counsel regarding implications under applicable Canadian Securities Laws and insolvency laws of realization on the Collateral Shares.

(h) The Lender and the Custodian shall have received all information and documents required by the Lender or the Custodian to meet its obligations with respect to “know your customer” rules and rules under the Anti Corruption Laws.

Section 4.02. Conditions Precedent to Loans. The obligation of the Lender to make any Loan is subject to satisfaction, or waiver by the Lender, of the following conditions precedent:

(a) Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(b) A compliance certificate executed by an Authorized Representative of each General Partner in respect of the Borrowers certifying an expected LTV Ratio, after giving effect to such Loan and the purchase of Common Shares, if any, from the proceeds of such Loan as set out in the applicable Borrowing Notice, of less than or equal to the percentage set forth in the Additional Terms Agreement and providing a reasonably detailed calculation thereof shall have been delivered to the Lender;

(c) Each of the Borrowers shall have delivered to the Lender a certificate from a Responsible Officer of each General Partner in the form set forth in Exhibit B hereto, dated as of the date of the Borrowing Notice, which shall contain representations that the conditions set forth in Subsections (a) and (b) of this Section 4.02 have been satisfied.

(d) Either Borrower shall have delivered to the Lender a Borrowing Notice with the notice required pursuant to Section 2.03(a) prior to the date of such Loan.

(e) No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing, in each case on the date of such Loan, and none of the foregoing shall result from such Loan or the application of the proceeds therefrom and any related Collateral deliveries.

The borrowing of any Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a), (b) and (e) above.

ARTICLE 5

AFFIRMATIVE COVENANTS OF THE BORROWERS

On and after the Original Closing Date and so long as any Obligations remain outstanding (other than unasserted contingent indemnification obligations):

Section 5.01. Financial Statements. The Borrowers shall furnish to the Lender, or cause to be furnished to the Lender (i) within 15 days after the end of each Fiscal Quarter, a certificate of an Authorized Representative of each General Partner certifying (A) that the Borrowers’ only assets consist of the Collateral, Common Shares, Cash, Cash Equivalents, Other Acceptable Collateral, Permitted Investments and rights and entitlements related thereto, (B) that all of the Collateral is Acceptable Collateral, (C) the number of Common Shares each Borrower owned as of the last day of such quarter, and (D) that the Borrowers have no Indebtedness or monetary obligations, other than the Obligations, Subordinated Affiliate Indebtedness and amounts payable in connection with their business activities that are set out in Section 3.15; and (ii) such additional information regarding the business or financial affairs of the Borrowers, or compliance with the terms of the Margin Loan Documentation, as the Lender may from time to time reasonably request.

Section 5.02. Notices of Material Events. The Borrowers shall furnish to the Lender or cause to be furnished to the Lender, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a) the occurrence of (i) any Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against either Borrower, where such Borrower is specifically named in such investigation;

(b) the amendment of the Organization Documents of either Borrower or of the change of the name of either Borrower or either General Partner;

(c) any transaction or event that constitutes, or that, if consummated, would constitute, a Change of Control of either Borrower; or

(d) (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction or Restrictive Condition on any Collateral, (ii) the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event or Mandatory Prepayment Event or (iii) any Lien (other than Permitted Liens) made or asserted against any of the Collateral.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Representative of each General Partner setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each Borrower will, and will cause each General Partner to, at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises and governmental authorizations material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04. Tax Returns. The Borrowers shall file all required income Tax returns and material Tax returns and shall pay and discharge, as and when the same shall become due and payable, all material Taxes and any other liabilities imposed upon either of them or upon their respective property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest.

Section 5.05. Compliance with Laws. Each of the Borrowers shall comply in all material respects with the requirements of all applicable Laws, all orders, writs, injunctions and decrees applicable to it or its property and its Organization Documents. Each Borrower will, and will cause each General Partner to, maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions by such Borrower and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06. Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, neither Borrower shall provide the Lender with any Material Non-public Information with respect to Issuer, its Subsidiaries or their securities in any document or notice delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each a “Communication”), and in delivering any Communication, the applicable Borrower shall be deemed to have represented that any such Communication contains no such Material Non-public Information.

Section 5.07. Compliance with Exchange Act Requirements. The Borrowers shall comply in all material respects with their respective reporting obligations under Sections 13 and 16 of the Exchange Act in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4, Form 5, or Schedule 13G filings that do not disclose the economic terms of the Facility or the name of the Lender, the Borrowers shall give prior notice to the Lender of any public filing regarding the Margin Loan Documentation by either Borrower or any of their respective Affiliates and provide the Lender with a copy of any report within a reasonable time prior to filing thereof.

Section 5.08. Further Assurances. Upon the request of the Lender, the Borrowers shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09. Books and Records. The Borrowers shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10. Special Purpose Entity; Maintenance of Separateness. Each Borrower shall:

(a) maintain its own separate books and records and bank accounts;

(b) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity;

(c) file its own tax returns, if any, as required under applicable Law;

(d) hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(e) comply with such formalities as are reasonably required to maintain its separate existence;

(f) maintain separate financial statements, records and accounts;

(g) pay its own liabilities out of its own funds;

(h) cause the General Partners to act at all times with respect to the Borrowers consistently and in furtherance of the foregoing; and

(i) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate (the foregoing provisions in this Section 5.10, the “Special Purpose Provisions”).

Section 5.11. Prepayment of Interest. Not later than five Business Days following any receipt by a Borrower or a General Partner of Cash from any sale of Collateral Shares (such term including, for purposes this Section 5.11, any Common Shares that previously were Collateral Shares but have ceased to be Collateral Shares at the time of such sale), and not later than the next Interest Payment Date following any receipt by such Borrower or such General Partner of Cash in respect of Collateral Shares for any other reason (including any payment of Cash Dividends or Extraordinary Distributions on Collateral Shares), if any interest has accrued on the Loans (including with respect to the then-current Interest Period) as of the day of such receipt and such interest remains unpaid, the applicable Borrower shall pay such Cash to the Lender, in accordance with Section 2.17, to the extent necessary to pay such accrued and unpaid interest.

Section 5.12. Title to Collateral. The Borrowers shall warrant and defend their title to the Collateral and every part thereof against the claims of all persons whomsoever and do, observe and perform all of its obligations and all things necessary or expedient to be done, observed or performed by virtue of any Law for the purpose of creating, maintaining and keeping maintained the Collateral Requirement.

Section 5.13. Investment Company. The Borrowers shall take all such steps as a required to ensure that neither Borrower is required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

ARTICLE 6

NEGATIVE COVENANTS

On and after the Original Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.01. Indebtedness. The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness or monetary obligations, other than the Obligations, Subordinated Affiliate Indebtedness and normal course payables in connection with activities permitted pursuant to Sections 3.15 and 6.03.

Section 6.02. Liens. The Borrowers shall not create, incur, assume or suffer to exist any Lien upon any of their assets, including the Collateral, except for Permitted Liens.

Section 6.03. Business Activities. The Borrowers shall not engage in any business or activity other than as set out in Section 3.15. Neither Borrower shall engage in any merger, consolidation, amalgamation or similar transaction, with any other person, or convey, transfer or lease all or substantially all of its assets to any other Person whether by way of reorganization, reconstruction, consolidation, merger, transfer, sale or otherwise (which successor Person is in each such case referred to as the “Successor”) unless in each case:

(i) the Lender has been provided with written notice of such proposed transaction at least 30 days prior to the occurrence thereof or such shorter period as the Lender may accept, acting reasonably;

(ii) no Default or Event of Default exists and no Default or Event of Default will arise as a result of such transaction;

(iii) the Successor is organized and exists under the laws of Canada or any province thereof and is Controlled by Brookfield, an Affiliate of Brookfield or a combination thereof;

(iv) the Successor is a single purpose entity and can comply with the Special Purpose Provisions;

(v) such proposed transaction complies with all applicable Laws or is otherwise not in contravention thereof;

(vi) the Lender has been provided with an updated organizational and ownership chart reflecting such proposed transaction;

(vii) the validity, enforceability, effect and ranking of the Security Agreements shall not be adversely affected by the consummation of the proposed transaction, as determined by the Lender (on the advice of its counsel);

(viii) prior to or contemporaneously with the consummation of such transaction, the Successor shall have executed such instruments and delivered such confirmations, certificates and other documents requested by and acceptable to the Lender, acting reasonably, to establish the enforceability of the Margin Loan Documentation and the continuation of the Obligations;

(ix) the Lender shall have been provided with opinions of counsel consistent with the opinions delivered on the Original Closing Date;

(x) the Successor shall have delivered such other agreements, instruments and documents as may be necessary or required, in the opinion of counsel to the Lender, to preserve the Liens in favour of the Lender and the rights of the Lender as a consequence of such transaction; and

(xi) the Lender shall have received all documentation and other information requested by the Lender and required by bank regulatory authorities under applicable “know your customer” laws and Anti-Terrorism Laws and the Lender’s internal policies.

Upon completion of a transaction permitted by this Section 6.03, each Successor to a Borrower will become a “Borrower” hereunder, entitled to exercise every right and power of a Borrower hereunder with the same effect as if such Successor had been named as a Borrower and the predecessor Borrower will be released from its obligations under the Margin Loan Documentation (except to the extent that each Successor is a successor by amalgamation of such Borrower).

Section 6.04. Investments and Acquisitions. The Borrowers shall not purchase, hold or acquire (including pursuant to any merger) any assets, including, Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or Loans to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Common Shares, Cash, Cash Equivalents, Other Acceptable Collateral, Permitted Investments and rights and entitlements related thereto.

Section 6.05. Distributions. The Borrowers shall not make or pay any dividend, distribution or other payment in respect of their Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the property or assets delivered by the applicable Borrower in respect of such dividend, distribution or payment does not constitute Collateral unless such Collateral was permitted to be released pursuant to Section 2.11 and (z) after giving effect thereto, each Borrower shall hold Cash or Cash Equivalents that do not constitute Collateral in an amount sufficient to pay any Tax liabilities of such Borrower that are reasonably foreseeable.

Section 6.06. No Amendment of Organization Documents. The Borrowers shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of their respective Organization Documents relating to the power to enter into, and perform their respective obligations under, the Margin Loan Documentation without the written consent of the Lender.

Section 6.07. Transactions with Affiliates. The Borrowers shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their respective Affiliates, except transactions that (a) are related, ancillary or incidental to their investment activities (including the holding of Common Shares, cash, cash equivalents and other securities) and performing their respective obligations under the Margin Loan Documentation and the Transactions and (b) are on terms and conditions substantially as favourable to the applicable Borrower as would be obtained on an arm’s-length basis from unrelated third-parties; provided that this Section 6.07 shall not restrict or prohibit (x) Subordinated Affiliate Indebtedness or (y) distributions that are permitted under Section 6.05.

Section 6.08. Subsidiaries. The Borrowers shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.09. No Impairment of Collateral Shares. The Borrowers shall not take any action that would impair the Lender’s security interest in the Collateral Shares or the Lender’s ability to exercise remedies against such Collateral Shares (including by agreeing to any Transfer Restrictions or Restrictive Conditions on the Collateral Shares).

Section 6.10. Sanctions and Anti-Corruption. The Borrowers shall not request any Loan, and the Borrowers shall not use the proceeds of any Loan, directly or indirectly, (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any other manner that would result in a violation of any applicable Sanctions by the Borrowers.

Section 6.11. Future Financings. The Borrowers shall not, and shall cause their respective Affiliates (comprised solely of their respective Subsidiaries and Brookfield Renewable Partners LP and its Subsidiaries) not to, directly or indirectly, grant, or suffer to exist, any Lien on any Common Shares that do not constitute Collateral Shares to secure any obligation of either Borrower or any such Affiliate of either of them, except pursuant to the Margin Loan Documentation or with the consent of the Lender (not to be unreasonably withheld).

Section 6.12. Restriction on Change of Name. The Borrowers shall not change their respective names and shall cause the General Partners not to change their respective names unless the Borrowers give the Lender written notice of such change within a reasonable period of time of completing the same.

Section 6.13. No Real Property. Neither Borrower own any real property.

Section 6.14. Employee Matters. Neither Borrower shall employ any employees or establish, maintain, contribute to or incur any obligation to contribute to any Pension Plan.

Section 6.15. Restriction on Sale of Assets. The Borrowers shall not sell, exchange, lease, release or abandon or otherwise dispose of any of the Collateral to any Person, other than as explicitly permitted in this Agreement.

Section 6.16. Control Person. Neither Borrower will take any action that would cause it, or would cause the Borrowers collectively, to become a “control person” with respect to the Issuer within the meaning of applicable Canadian Securities Laws.

Section 6.17. Insolvency. The Borrowers shall not, and shall cause the General Partners not to, take any Bankruptcy Action. In addition, the Borrowers shall not, and shall cause the General Partners not to, seek the dissolution or winding up in whole, or in part, of either Borrower or either General Partner or take any action that would cause such entity to become insolvent.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any principal of any Loan is not paid when and as the same shall become due and payable, including pursuant to Section 2.11(c), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b) a Collateral Shortfall occurs and the Borrowers do not cure such Collateral Shortfall prior to the applicable Cure Time, as set forth in Section 2.12;

(c) any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a) or Section 7.01(b)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after written notice thereof from the Lender;

(d) any representation or warranty made or deemed made by or on behalf of a Borrower herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) when made or deemed made and such representation and warranty, if capable of being cured, is not cured within 30 days after the earlier of (x) the date on which the applicable Borrower receives notice of such failure from the Lender, and (y) the date on either Borrower otherwise becomes aware of such failure;

(e) either Borrower shall fail to perform or observe (i) any covenant, condition or agreement in Section 5.02(a), Section 5.02(d), Section 5.03, Section 5.10 or Article 6 (other than Section 6.02) of this Agreement; or (ii) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this clause (ii), such failure shall continue unremedied for a period of 30 calendar days after the earlier of (x) the date on which the applicable Borrower receives notice of such failure from the Lender, and (y) the date on either Borrower otherwise becomes aware of such failure;

(f) (i) either Borrower or either General Partner admits in writing its inability or fails generally to pay its debts as they become due; (ii) either Borrower or either General Partner institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the applicable Borrower or General Partner, as applicable and the appointment continues undischarged or unstayed for 60 calendar days; (iv) any proceeding under any Debtor Relief Law relating to either Borrower or the General Partner or to all or any material part of their respective property is instituted without the consent of such Borrower or General Partner, as applicable, and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or (v) either Borrower, either General Partner or any of their respective Affiliates shall take any action to authorize any of the actions set forth above in this Section 7.01(f);

(g) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or a Borrower shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h) (i) any of the Security Agreements shall for any reason (other than the failure of the Lender or the Custodian to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation; or (ii) any of the Security Agreements ceases to be valid, binding and enforceable in accordance with its terms;

(i) (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount shall be rendered against either Borrower and (B)(I) the same shall remain undischarged for a period of 30 consecutive calendar days during which execution shall not be effectively stayed, (II) the same is not subject to further appeal or (III) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of either Borrower to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against either Borrower and (B)(I) the applicable Borrower, shall fail within 10 calendar days, during which execution shall not be effectively stayed, to discharge such judgments or orders, (II) such judgments or orders are not subject to further appeal or (III) any legal action shall be taken to enforce such judgments or orders;

(j) then the Lender may notify the Borrowers thereof (such notice, an “Event of Default Notice”) and, following the delivery of such Event of Default Notice, the Lender may: (i) declare all Loans, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers; and (ii) declare the Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of an Event of Default of the type set forth in Section 7.01(f), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers and (y) the Commitment shall be automatically terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which the Borrowers have received an Event of Default Notice, the Lender may exercise any rights and remedies provided to the Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created in favour of the Lender pursuant to the Security Agreements) or at law or equity, including all remedies provided under the PPSA.

Section 7.02. Lender’s Rights with Respect to Collateral.

(a) For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), the Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement.

(b) Notwithstanding anything to the contrary contained in the Margin Loan Documentation (but subject to Section 7.02(a)), the Borrowers and the Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, the Lender shall have the right to require the Custodian to realize upon any of the Collateral subject to the Lender’s control and to apply the proceeds thereof to the repayment of the Loans outstanding and any other Obligations owing to the Lender and (ii) in the event of a foreclosure or similar enforcement action by the Lender on the Collateral pursuant to a public or private sale or other disposition in compliance with Law, the Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(c) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations owing to the Lender have been paid in full, upon request of the Borrowers, the Lender shall take such actions as shall be reasonably required to release and discharge its security interest in all Collateral and terminate the Control Agreements.

ARTICLE 8

AGENTS

Section 8.01. Authorization and Authority. The Lender hereby irrevocably appoints BMO Nesbitt Burns Inc., to act on its behalf as Calculation Agent under the Margin Loan Documentation and authorizes the Calculation Agent to take such actions on the Lender’s behalf and to exercise such powers as are delegated to the Calculation Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Calculation Agent and the Lender, and the

Borrowers shall not have rights as third-party beneficiaries or otherwise of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Margin Loan Documentation (or any other similar term) with reference to the Calculation Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Duties of the Calculation Agent; Exculpatory Provisions.

(a) The Calculation Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and the Calculation Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, the Calculation Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and the Calculation Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Lender; provided that the Calculation Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose the Calculation Agent or any of its Affiliates to liability or would, as determined by the Calculation Agent in good faith, be contrary to this Agreement or applicable Law.

(b) Other than an action or obligation expressly set forth herein, the Calculation Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Calculation Agent shall not be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until a Borrower or the Lender shall have given notice to the Calculation Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c) Neither the Calculation Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Calculation Agent.

(d) Nothing in this Agreement shall require the Calculation Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of the Lender and the Lender confirms to the Calculation Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Calculation Agent or any of its Related Parties.

Section 8.03. Reliance by Agent.The Calculation Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Calculation Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of the Lender, the Calculation Agent may presume that such condition is satisfactory to the Lender unless an officer or Authorized Representative of the Calculation Agent shall have received notice to the contrary from the Lender prior to the making of such Loan. The Calculation Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.04. Delegation of Duties.The Calculation Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by it, and it and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, in each case, that no such delegation to a sub-agent or a Related Party shall release the Calculation Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of the Calculation Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 8 and Margin Loan Documentation (as though such sub-agents were the “Calculation Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto. The Calculation Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that (i) the Calculation Agent acted with gross negligence or willful misconduct or otherwise materially breached any Margin Loan Documentation in the selection of such sub-agents or (ii) any losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of any Margin Loan Documentation by, the Calculation Agent or sub-agent.

Section 8.05. Resignation of Calculation Agent.The Calculation Agent may at any time give notice of its resignation to the Lender and the Borrowers. Upon receipt of any such notice of resignation, the Lender shall have the right, in consultation with the Borrowers (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in Toronto, Ontario, or an Affiliate of any such bank with an office in Toronto, Ontario. If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within 30 days after the retiring Calculation Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Calculation Agent may on behalf of the Lender appoint a successor Calculation Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Calculation Agent to appoint, on behalf of the Lender, a successor Calculation Agent, the retiring Calculation Agent may at any time upon or after the end of the Lender Appointment Period notify Borrowers and the Lender that no qualifying Person has accepted appointment as successor Calculation Agent and of the effective date of such retiring Calculation Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Calculation Agent has been appointed and accepted such appointment, the retiring Calculation Agent’s resignation shall nonetheless become effective and (i) the retiring Calculation Agent shall be discharged from its duties and obligations as Calculation Agent hereunder and under the other Margin Loan Documentation, and (ii) all payments, communications and determinations provided to be made by, to or through the Calculation Agent shall instead be made by or to the Lender directly, until such time as the Lender appoints a successor Calculation Agent as provided for above in this Section 8.05. The successor shall be consented to by the Borrowers at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of the Borrowers shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Calculation Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Calculation Agent of the retiring (or retired) Calculation Agent, and the retiring Calculation Agent shall be discharged from all of its duties and obligations as Calculation Agent hereunder and/or under the other Margin Loan Documentation (if not already discharged therefrom as provided above in this Section 8.05). The fees payable by the Borrowers to a successor Calculation Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Calculation Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 8 shall continue in effect for the benefit of such retiring Calculation Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Calculation Agent was acting as Calculation Agent.

Section 8.06. Non-Reliance on Calculation Agent.

(a) The Lender confirms to the Calculation Agent and the Calculation Agent’s Related Parties that the Lender (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Calculation Agent or any of the Calculation Agent’s Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Loans and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b) The Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Calculation Agent or any of the Calculation Agent’s Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Calculation Agent or any of the Calculation Agent’s Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Loans and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Calculation Agent or by any of the Calculation Agent’s Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.07. Other Acceptable Collateral.The Calculation Agent shall not consent to any property or securities being included as Other Acceptable Collateral, or determine the Other Acceptable Collateral Haircut, without the written consent of the Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Lender and the Borrowers.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, the Calculation Agent may, acting reasonably: (a) adjust one or more of the terms or provisions of the Facility as the Calculation Agent determines necessary to account for the effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility in order to preserve the economic risk exposure of the Lender originally contemplated by the Margin Loan Documentation (unless the Calculation Agent determines that no such adjustment is necessary); and (b) determine the effective time of the adjustment (and may take into account, among other factors, volatility, correlation, liquidity and Free Float of the Common Shares or any other Collateral and any Restrictive Conditions or Transfer Restrictions prior to giving effect to the relevant event). Within two Business Days following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, the Calculation Agent shall notify the Lender and the Borrowers of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof, and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three Business Days of receiving such notice, the Lender notifies the Calculation Agent and the Borrowers that it disagrees with such proposed adjustments or effective time (or the Calculation Agent’s determination that no such adjustment is necessary), and includes in such notice an alternative set of commercially reasonable adjustments that the Lender proposes to make in respect of such Facility Adjustment Event or Potential Facility Adjustment Event that comply with the provisions set forth in Section 9.18(a) (which shall apply for this purpose as if the Lender were the Calculation Agent), and a proposed effective time therefor, then the Calculation Agent shall notify the Borrowers that such alternative adjustments apply as of such effective time. Except with the consent of, or at the direction of, the Lender, the Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or Potential Facility Adjustment Event or notify the Borrowers of its final determination that no such adjustment is necessary prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from the Lender of any alternative adjustments (and a proposed effective time therefor) or that it agrees with the Calculation Agent’s proposed adjustments (and the effective time therefor). Subject to Section 9.18, any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by the Calculation Agent to reflect such adjustments.

Section 9.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)	if to the Borrowers, to:

Eagle Canada Common Holdings LP

c/o Brookfield Renewable

181 Bay Street, Suite 300

Toronto, ON M5J 2T3

Attn: Jennifer Mazin, General Counsel

Email: Jennifer.Mazin@Brookfield.com

With a copy to:

c/o Brookfield Renewable

41 Victoria Street

Gatineau, QC J8X 2A1

Attn: Lender Relations

Facsimile: (819) 561-7188

E-mail: Relations.Investment@brookfieldrenewable.com

(ii)	if to Calculation Agent, to:

BMO Nesbitt Burns Inc.

100 King Street West

3rd Floor Podium

Toronto, ON M5X 1H3

Attention: Satinder Jando, Managing Director

Telephone: 416-359-8476

E-mail: Satinder.jando@bmo.com

(iii)	if to the Lender, to:

Bank of Montreal

100 King St. West

5th Floor

Toronto, Ontario

M5X 1H3

Attn: Aran Thavaraja, Vice-President, Corporate Banking, Global Project and Structured Finance

Facsimile: (416) 359-8377

Email: aran.thavaraja@bmo.com

With copies to:

Bank of Montreal

100 King St. West

4th Floor

Toronto, Ontario

M5X 1H3

Attn: Grace Potter, Director, Corporate Banking, Global Project and Structured Finance

Facsimile: (416) 359-7796

Email: grace.potter@bmo.com

And to:

Bank of Montreal

100 King St. West

3rd Floor Podium

Toronto, Ontario

M5X 1H3

Attn: Ahsan Hussain, Managing Director, Corporate Sales and Structuring, Trading Products

Email: ahsan.hussain@bmo.com.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b) Electronic Communications. (i) Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose); provided that (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrowers, the Lender and the Calculation Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. In addition, the Lender agrees to notify the Borrowers from time to time to ensure that the Borrowers have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for the Lender.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers or either of them. All telephonic notices to and other telephonic communications with the Calculation Agent or the Lender may be recorded by the Calculation Agent or the Lender, and each of the parties hereto hereby consents to such recording.

Section 9.03. No Waiver; Remedies.

(a) No failure or delay of the Lender or the Calculation Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by the Borrowers or either of them therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Calculation Agent and the Lender to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(b) The Loans are made with full recourse to the Borrowers and constitute direct, general, unconditional and unsubordinated Indebtedness of the Borrowers.

Section 9.04. Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by the Lender and the Calculation Agent, including the reasonable fees, charges and disbursements of one counsel for the Lender and the Calculation Agent in connection with the Facility, including the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), but provided that the Borrowers shall be required to pay only one-half of the costs of the Lender’s United States counsel in connection with the implementation of this Agreement; and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by the Lender and the Calculation Agent, including the fees, charges and disbursements of any counsel for the Lender and the Calculation Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrowers. The Borrowers shall indemnify the Lender, the Calculation Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by the Borrowers or either of them or any Related Party of either Borrower arising out of, in connection with, or as a result of, (i) this

Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Related Party of a Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against the Calculation Agent, in each case in its capacity as such) that did not involve actions or omissions of either Borrower or any of their respective Affiliates. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such damages result from the willful misconduct, bad faith or gross negligence of such Indemnitee.

(d) Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations, the Borrowers shall pay, on demand, the Lender’s costs (including the cost of put options), losses (including market losses), charges, fees, expenses, Taxes or duties of any kind directly relating to its acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by the Lender after the Event of Default to hedge the market risk of the Collateral. The Borrowers’ obligation under this Subsection (d) shall survive termination of the Facility.

(e) Reimbursement by Lender. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Calculation Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, the Lender agrees to pay to the Calculation Agent (or any such sub-agent) or such Related Party, as the case may be such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Calculation Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Calculation Agent (or any such sub-agent) in connection with such capacity.

(f) Payments. All amounts due under this Section 9.04 shall be payable promptly and in any event not later than ten (10) Business Days after demand therefor.

(g) Survival. The agreements in this Section 9.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Lender or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06. Governing Law; Submission to Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceed may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against the Borrowers or either of them or their respective properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Section 9.06(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement or any other Margin

Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.06(e).

Section 9.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of the Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) except for any assignments completed in compliance with Section 6.03. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender and the Calculation Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement. After the Original Closing Date, the Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans) so long as (unless a Mandatory Prepayment Event, Default or Event of Default has occurred and is continuing) such assignment does not result in increased costs to the Borrowers under Section 2.13 or Section 2.14 and the prior written consent of the Borrowers has been obtained. The assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14 and Section 9.14). The Borrowers hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment.

(b) After the Original Closing Date, the Lender may sell participations to one or more banks or other entities without the Borrowers’ consent (a “Participant”), in all or a portion of the Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Loans); provided that (i) the Lender’s obligations under the

Margin Loan Documentation shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrowers for the performance of such obligations and (iii) the Borrowers and the Calculation Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to Subsection (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.13 and Section 2.14 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to this Section. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender retains the sole right to enforce this Agreement and the other Margin Loan Documentation and to approve any amendment, modification or waiver of any provision of thereof; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any principal or interest payable in respect of any Loans. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.14 as though it were the Lender. The Lender shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Commitment, Loans or its other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) A Participant shall not be entitled to receive any greater payment under Section 2.13 and Section 2.14 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant’s entitlement to the benefits of Section 2.14 shall be subject to the requirements and limitations therein, including the requirements under Section 2.14(d) (it being understood that the documentation required under Section 2.14(d) shall be delivered to the Lender).

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.08. Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including amendments or other modifications, a Borrowing Notice, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law.

Section 9.10. Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Loans, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.13, Section 2.14, Section 9.04 and Section 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the resignation or replacement of the Calculation Agent, the assignment of rights by the Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 9.11. Confidentiality. (a) The Calculation Agent and the Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority having jurisdiction over the Lender (in which case the disclosing party agrees to inform the Borrowers promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform the Borrowers promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative or hedging transaction relating to the Borrowers and their obligations hereunder or (C) any credit insurance provider, (vii) with the consent of the Borrowers or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section by the Lender or (B) becomes available to the Lender on a non-confidential basis from a source other than a Borrower or its Affiliates or (C) is independently developed by the Lender without use of the Information. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business hereunder or pursuant hereto, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the applicable Borrower; provided that, in the case of information received from a Borrower after the Original Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, the Borrowers agree that the obligations of the Lender and the Calculation Agent in this Section 9.11 shall not be interpreted to restrict the Lender or the Calculation Agent or their respective Affiliates from transacting in Common Shares or related securities (it being understood that any transactions in Collateral Shares are subject to the terms of the Margin Loan Documentation).

Section 9.12. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), the Borrowers acknowledge and agree that: (a)(A) the arranging and other services regarding this Agreement provided by the Lender and the Calculation Agent are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and Lender and its Affiliates, or the Calculation Agent and its Affiliates, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(A) the Lender and the Calculation Agent are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for the Borrowers or any of their Affiliates, or any other Person and (B) the Lender and the Calculation Agent have no obligations to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) the Lender, the Calculation Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and the Lender and the Calculation Agent have no obligations to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against Lender, the Calculation Agent or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender, the Calculation Agent and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of a Borrower against any of and all the obligations and liabilities of such Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 9.14. Judgment Currency.

(a) If for any purpose, including the obtaining of judgment in any court, it is necessary to convert a sum due hereunder from the currency in which it is payable (the “Payment Currency”) into another currency (the “Judgment Currency”), the parties hereto agree, to the fullest extent that they may lawfully and effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Payment Currency with the Judgment Currency in the Toronto foreign exchange market on the Business Day preceding the date of final judgment or other determination.

(b) The obligation of the Borrowers in respect of any sum due from any of them to the Lender hereunder shall, notwithstanding any judgment or payment in a currency other than the Payment Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum so paid or adjudged to be so due in the Judgment Currency the Lender may in accordance with normal banking procedures, purchase the Payment Currency with the amount of the Judgment Currency so paid or adjudged to be due; if the amount in the Payment Currency so purchased is less than the sum originally due to the Lender in the Payment Currency, the Borrowers agree, as a separate obligation and additional cause of action and notwithstanding any such payment or judgment, to indemnify the Lender against such loss and if the amount in the Payment Currency so purchased exceeds the sum originally due to the Lender in the Payment Currency, the Lender agrees to remit to the Borrowers such excess.

(c) The term “rate of exchange” in this Section 9.14 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Payment Currency with the Judgment Currency and includes any premium and costs of exchange payable in connection with the purchase.

Section 9.15. Know Your Customer Requirements. The Borrowers agrees to promptly provide the Lender with all of the information requested by the in connection with the Lender’s standard “on boarding” process (including pursuant to “know your customer” or anti-money laundering requirements).

Section 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate to the date of repayment, shall have been received by the Lender.

Section 9.17. Disclosure. The Borrowers hereby acknowledge and agree that the Lender and/or its Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer or its Affiliates.

Section 9.18. Calculation Agent Determinations; Required Lender Consultation.

(a) All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from a Borrower or the Lender, the Calculation Agent shall promptly provide such Borrower or the Lender with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential or subject to contractual, legal or regulatory obligations not to disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b) If the Lender notifies the Calculation Agent that it disagrees with any calculation, adjustment or determination made by the Calculation Agent hereunder (or any failure by the Calculation Agent to make any calculation, adjustment or determination hereunder) and includes in such notice a proposed alternative calculation, adjustment or determination that complies with Subsection (a) above (which shall apply for this purpose as if the Lender was the Calculation Agent), the Calculation Agent shall notify the Borrowers that such alternative calculation, adjustment or determination applies, and such alternative calculation, adjustment or determination shall be binding on all parties to the Margin Loan Documentation absent manifest error.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

BORROWERS:

BIF IV EAGLE NR CARRY LP, by its general partner BIF IV LTIP CANADA SPLITTER LP, by its general partner, BIF IV CDN SPLIT LP, by its general partner, BIF IV CDN GP LP, by its general partner, BIF IV CDN GP LTD.

as a Borrower

By:	/s/ Julian Deschatelets
Name: Julian Deschatelets
Title: Senior Vice President

EAGLE CANADA COMMON HOLDINGS LP, by its general partner BIF IV CDN SPLIT LP, by its general partner, BIF IV CDN GP LP, by its general partner, BIF IV CDN GP LTD. as a Borrower

By:	/s/ Julian Deschatelets
Name: Julian Deschatelets
Title: Senior Vice President

[Signature Page to Margin Loan Agreement]

BANK OF MONTREAL, as Calculation Agent

By:	/s/ Grace Potter
Name: Grace Potter
Title: Director

BANK OF MONTREAL, as Lender

By:	/s/ Grace Potter
Name: Grace Potter
Title: Director

[Signature Page to Margin Loan Agreement]

EXHIBIT A

FORM OF BORROWING NOTICE

[___________________]

Bank of Montreal

100 King Street West, 4th Floor

Toronto, ON M5X 1H3

Attn: Aran Thavaraja

Facsimile: (416) 359-8377

Email: aran.thavaraja@bmo.com

Re: BIF IV Eagle NR Carry LP and Eagle Canada Common Holdings LP (the “Borrowers”)

Reference is made to the Amended and Restated Margin Loan Agreement, dated as of November 2, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lender and BMO Nesbitt Burns Inc. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Borrower hereby notifies the Lender, irrevocably, pursuant to Section 2.03(a) of the Credit Agreement, that the Borrower hereby requests that [Loans] be made under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Loans (the “Proposed Borrowing”) as required by Section 2.03(b) of the Credit Agreement:

(a) Proposed Borrowing Date: ______________________________.1

(b) Amount of Proposed Borrowing: _________________________.

(c) Type of Loan:

[ ] Prime Rate Loan

[ ] CDOR Rate Loan

(d) Interest Period: ______ months.2

(e) The proceeds of the Proposed Borrowing are to be deposited to the following account(s): [●].

[1]	Such date must be a Business Day.
[2]	To be used in the case of CDOR Rate Loans. Option of one, two or three months unless otherwise consented to by the Lender.

A-1

(f) If the proceeds are to be used to purchase Common Shares, the number of the Common Shares to be purchased is _____________.

Both before and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

●

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

BIF IV CDN GP LTD.

(the “Corporation”)

OFFICER’S CERTIFICATE (the “Certificate”)

TO:	Bank of Montreal (the “Lender”)

AND TO:	McCarthy Tétrault LLP

Torys LLP

RE:

Amended and Restated Margin Loan Agreement dated as of the date hereof (the “Credit Agreement”) among BIF IV Eagle NR Carry LP (“BIF Eagle”) and Eagle Canada Common Holdings LP (“Eagle Canada” and collectively with BIF Eagle, the “Borrowers”), as borrowers, the Lender and BMO Nesbitt Burns Inc.

DATE:	●, 2020

The undersigned, ●, the ● of the Corporation, hereby certifies on behalf of the Corporation (1) in its capacity as the general partner of BIF IV Cdn GP LP, in its capacity as the general partner of BIF IV Cdn Split LP, in its capacity as the general partner of Eagle Canada, and (2) in its capacity as the general partner of BIF IV Cdn GP LP, in its capacity as general partner of BIF IV Cdn Split LP, in its capacity as the general partner of BIF IV LTIP Canada Splitter LP, in its capacity as the general partner of BIF Eagle, in each case in his capacity as an officer of the Corporation and not in his personal capacity and intending that this Certificate may be relied on by the addressees hereof without independent inquiry, that:

1.	Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.

On or prior to [the Effective Date] [the date of the Incremental Loan], the Collateral Accounts have been established by the Borrowers; each Borrower has executed and delivered all account opening documentation required by the Custodian; ● Common Shares constituting Acceptable Collateral have been credited to the Collateral Accounts; and any other instruments and documentation required by the Custodian to credit the Collateral Accounts, have been made available on the closing date at the offices of the Custodian (and to the person designated by the Custodian for delivery to the Custodian for crediting the Collateral Accounts) for inspection by the Custodian, the Calculation Agent and its counsel; such Common Shares are free from all Transfer Restrictions and Restrictive Conditions; and the Collateral Requirements have been satisfied in all material respects.

3.

Each of the representations and warranties contained in the Margin Loan Documentation is true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it is true and correct in all respects) on and as of the closing date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it is true and correct in all respects as of such date).

4.

No Mandatory Prepayment Event has occurred that has not been cured or waived, and no Default, Event of Default or Adjustment Determination Period has occurred and is continuing, in each case on the closing date, and none of the foregoing shall result from the initial loan or the application of the proceeds therefrom and any related collateral deliveries.

5.

The expected LTV Ratio on the closing date, after giving effect to the Loans, is less than the applicable expected LTV Ratio as set forth in the Additional Terms Agreement, a detailed calculation of which is set out in Schedule A.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

DATED as the date first written above.

By:
Title:

SCHEDULE A

Detailed Calculations of Expected LTV Ratio

(attached)

EXHIBIT C

FORM OF COLLATERAL CALL NOTICE

[DATE]

[BORROWER ADDRESS]

Reference is hereby made to that certain Amended and Restated Margin Loan Agreement, dated November 2, 2020, between BIF IV Eagle NR Carry LP and Eagle Canada Common Holdings LP, as Borrowers, Bank of Montreal, as Lender, and BMO Nesbitt Burns Inc., as Calculation Agent (as such may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”). Any capitalized term that is used but not defined herein shall have the meaning given thereto in the Loan Agreement.

We hereby notify you that a Collateral Shortfall is continuing on the date hereof. This notice shall constitute a “Collateral Call Notice” within the meaning of the Loan Agreement.

Yours truly,

[______]

C-1

EXHIBIT D

FORM OF PREPAYMENT NOTICE

Repayment Notice

TO:	Bank of Montreal 100 King Street West, 4th Floor Toronto, ON M5X 1H3 Attn: Aran Thavaraja Facsimile: (416) 359-8377 Email: aran.thavaraja@bmo.com

FROM:	[Name of Borrower] (the “Borrower”)

DATE:	●

1.

This Prepayment Notice is delivered pursuant to Section 2.11(b) of the Amended and Restated Margin Loan Agreement, dated as of November 2, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lender and BMO Nesbitt Burns Inc. All terms used in this Repayment Notice that are defined in the Credit Agreement have the same meanings herein.

2.	The Borrower hereby gives you notice that it intends to repay Cdn. $• under the Facility, on [date which must be at least 3 Business Days after the delivery of this Notice].

3.	The amount of such repayment will, subject to the provisions of the Credit Agreement, be used to repay Loans of the following type:

Loan Type	Principal Amount
●	●

[Name of Borrower]

By:
Name:
Title:

EXHIBIT E

FORM OF ROLLOVER/CONVERSION NOTICE

[___________________]

Bank of Montreal

100 King Street West, 4th Floor

Toronto, ON M5X 1H3

Attn: Aran Thavaraja

Facsimile: (416) 359-8377

Email: aran.thavaraja@bmo.com

Re: BIF IV Eagle NR Carry LP and Eagle Canada Common Holdings LP (the “Borrowers”)

Reference is made to the Amended and Restated Margin Loan Agreement, dated as of November 2, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lender and BMO Nesbitt Burns Inc. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Borrower hereby notifies the Lender, irrevocably, pursuant to Section 2.05(b) of the Credit Agreement, that the Borrower hereby requests a [rollover][conversion]1 of a Loan and, in connection therewith, sets forth below the information relating to such Loan as required by Section 2.05(e) of the Credit Agreement:

(a) Details of Applicable Loan: Loan in the principal amount of $______________, which is a [Prime Rate Loan][CDOR Rate Loan].

(b) Rollover: [ ]

which Loan is being maintained as a

[ ] Prime Rate Loan

[ ] CDOR Rate Loan with an Interest Period ending on ________________, 20___.

(c) Conversion: [ ]

[	] if such Loan is a CDOR Rate Loan, such Loan shall be converted to a Prime Rate Loan.

[1]	Select as applicable.

[	] if such Loan is a Prime Rate Loan, such Loan shall be converted to a CDOR Rate Loan having an Interest Period of ____ months.[2]

(d) [Rollover][Conversion] Date: ______________________________.3

●
By:
Name:
Title:

[2]	Option of one, two or three months unless otherwise consented to by the Lender.
[3]	Such date must be a Business Day.

EXHIBIT F

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AND POSTPONEMENT AGREEMENT

THIS SUBORDINATION AND POSTPONEMENT AGREEMENT (as amended, modified, supplemented, restated or replaced from time to time, this “Agreement”) is made as of ●, between ● (the “Subordinate Lender”), Bank of Montreal (the “Senior Lender”) and ● (the “Debtor”);

WHEREAS pursuant to an Amended and Restated Margin Loan Agreement dated as of November 2, 2020 (as amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”) between the Debtor and [BIF IV Eagle NR Carry LP/ Eagle Canada Common Holdings LP], as borrowers, the Senior Lender, as lender, and BMO Nesbitt Burns Inc., as calculation agent, the Senior Lender has agreed to make a certain credit facility available to the Debtor;

AND WHEREAS the Debtor is now and/or may hereafter become indebted and/or otherwise liable to the Subordinate Lender pursuant to the Subordinated Debt Documents (as defined below);

AND WHEREAS, subject to the terms of this Agreement, the Subordinate Lender has agreed to unconditionally and irrevocably subordinate, postpone and stand-still the Subordinated Debt (as defined below) to the indefeasible repayment in full of the Senior Debt (as defined below);

AND WHEREAS the Subordinate Lender has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties hereto make the following covenants, acknowledgments and agreements.

1.

Defined Terms Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein which are not otherwise defined herein shall have the meanings provided in the Credit Agreement. References in this Agreement to any agreement or instrument shall be deemed to be a reference to such agreement or instrument as amended, modified, supplemented, restated or replaced from time to time. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Agreement” has the meaning ascribed thereto in the recitals;

(b)	“Credit Agreement” has the meaning ascribed thereto in the recitals;

(c)	“Debtor” has the meaning ascribed thereto in the recitals;

(d)	“Senior Debt” means all indebtedness, liabilities and obligations, of any nature or kind, present or future, direct or indirect, absolute or contingent, whether as primary debtor or surety, matured or not and at any time owing by the Debtor to the Senior Lender pursuant to the Credit Agreement and the other Margin Loan Documentation;

(e)

“Senior Security” means all liens, charges, mortgages, pledges, security interests and other security agreements of any nature or kind, now or hereafter granted by the Debtor (or any other Person) to the Senior Lender, through assignment or otherwise, which secure payment of the Senior Debt;

(f)	“Subordinate Lender” has the meaning ascribed thereto in the recitals;

(g)

“Subordinated Debt” means all indebtedness, liabilities and obligations, of any nature or kind, present or future, direct or indirect, absolute or contingent, whether as primary debtor or surety, matured or not and at any time owing by the Debtor to the Subordinate Lender; and

(h)	“Subordinated Debt Documents” means all documents and instruments evidencing or pertaining to all or any portion of the Subordinated Debt.

2.

Subordination and Postponement Except for payments which are not prohibited by the Credit Agreement or any other Margin Loan Documentation, the Subordinate Lender hereby covenants and agrees that all Subordinated Debt is hereby unconditionally and irrevocably deferred, postponed and subordinated in all respects to the prior indefeasible repayment in full of all Senior Debt.

3.

Standstill of Repayment of Subordinated Debt Except for payments which are not prohibited by the Credit Agreement or any other Margin Loan Documentation, until the Senior Debt has been indefeasibly paid in full and the Credit Agreement has been terminated, no direct or indirect, distribution, payment (including, but not limited to, principal, interest, fees and any make-whole amount), prepayment or repayment on account of, or other distribution in respect of, the Subordinated Debt shall be made by the Debtor or received by the Subordinate Lender.

4.

Restriction on Enforcement The Subordinate Lender shall not take any steps whatsoever to enforce payment of the Subordinated Debt (including, without limitation, demand for payment, rights of set-off (subject to set-off being permitted if exercised in accordance with Section 7), commencement of bankruptcy proceedings, foreclosure, sale, power of sale, taking of possession, appointing or making application to a court for an order appointing an agent or a receiver or receiver-manager) unless, prior to the taking of any such steps, the Senior Debt has been indefeasibly paid in full.

5.

Subordinate Security The Subordinate Lender and the Debtor each acknowledge that the Subordinate Lender has not been granted any Lien by the Debtor to secure the Subordinated Debt. The Subordinate Lender covenants in favour of the Senior Lender that during the term of this Agreement it will not hold from the Debtor any security for the payment of or performance of obligations in respect of the Subordinated Debt. The Debtor covenants in favour of Senior Lender that during the term of this Agreement, it will not deliver to the Subordinate Lender any security for the payment of or performance of obligations in respect of the Subordinated Debt. Should the Debtor breach this covenant, the Debtor and the Subordinate Lender acknowledge and agree that all such security shall be void and of no force or effect until the Senior Debt is indefeasibly paid in full.

6.

No Objection The Subordinate Lender shall not take, or cause or permit any other Person to take on its behalf, any steps whatsoever whereby the priority or validity of any of the Senior Security or the Senior Debt or the rights of the Senior Lender hereunder or under the Senior Security, the Credit Agreement or the other Margin Loan Documentation might be delayed, defeated, impaired or diminished, and without limiting the generality of the foregoing, the Subordinate Lender shall not challenge, object to, compete with or impede in any manner any act taken or proceeding commenced by the Senior Lender in connection with the enforcement by the Senior Lender of the Senior Debt or the Senior Security.

7.

Application of Proceeds Each of the Subordinate Lender and the Debtor acknowledges that all and every part of the Senior Security is held by Senior Lender as security for all and every part of the Senior Debt and the Senior Lender may apply as a permanent reduction any monies received, whether from the enforcement of and realization upon any or all of the Senior Security or otherwise, to any part of the Senior Debt as the Senior Lender may determine appropriate in accordance with the provisions of the Credit Agreement and the other Margin Loan Documentation.

8. Liquidation, Dissolution, Bankruptcy, etc.

(a)

In the event of distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Debtor, or the proceeds thereof, to creditors in connection with the bankruptcy, liquidation or winding-up of the Debtor or in connection with any composition with creditors or scheme of arrangement to which the Debtor is a party (each, an “Insolvency Proceeding”), the Senior Lender shall be entitled to receive (i) payment in full (including interest accruing to the date of receipt of such payment at the applicable rate whether or not allowed as a claim in any such proceeding) of the Senior Debt before the Subordinate Lender is entitled to receive any direct or indirect payment or distribution of any cash or other assets of the Debtor on account of the Subordinated Debt, and (ii) any payment or distribution of any kind or character, whether in cash or other assets, which shall be payable or deliverable upon or with respect to the Subordinated Debt for application in payment of such Senior Debt (to the extent necessary to pay all Senior Debt in full after giving effect to any substantially concurrent payment or distribution to Senior Lender in respect of the Senior Debt). To the extent any payment of Senior Debt (whether by or on behalf of the Debtor or any Subordinate Lender, as proceeds of security or enforcement of any right of set-off or otherwise) is declared to be a fraudulent preference or otherwise voidable, set aside or required to be paid to a trustee, receiver or other similar Person under any bankruptcy, insolvency, receivership or similar law, then if such payment is recoverable by, or paid over to, such trustee, receiver or other Person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

(b)

In order to enable Senior Lender to enforce its rights hereunder in any Insolvency Proceeding, the Subordinate Lender hereby irrevocably authorizes and empowers Senior Lender, in its discretion, to make and present for and on behalf of the Subordinate Lender, such proofs of claim or other motions or pleadings and to demand, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of the Senior Debt. The Debtor and the Subordinate Lender each hereby covenant and agree to exercise any voting right or other privilege that it may have from time to time in any Insolvency Proceeding in favour of any plan, proposal, compromise, arrangement or similar transaction so as to give effect to: (i) the right of Senior Lender to receive payments and distributions otherwise payable or deliverable upon or with respect to the Subordinated Debt so long as any Senior Debt remains outstanding; or (ii) the obligation of the Subordinate Lender to receive, hold in trust, and pay over to Senior Lender certain payments and distributions as contemplated by Section 9.

(c)

In the event of any Insolvency Proceeding, all rights of the Subordinate Lender to exercise the voting and other consensual rights pertaining to Subordinated Debt and the securities it owns or holds in the capital of the Debtor of which it would otherwise be entitled to exercise shall, at the option of Senior Lender, become vested in Senior Lender, and Senior Lender shall thereupon have the right, but not the obligation, to exercise such voting and other consensual rights. For such purpose, the Subordinate Lender hereby irrevocably appoints Senior Lender or any officer of Senior Lender as its attorney in fact, with full power and authority in the place and stead of the Subordinate Lender, from time to time in Senior Lender’s absolute discretion and to the fullest extent permitted by law, to take any action and to execute any instruments which Senior Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, and the Subordinate Lender hereby ratifies all such actions that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an assignment of the Subordinate Lender’s interest in any payments or distributions in respect of the Subordinated Debt and shall be irrevocable. The Subordinate Lender hereby agrees to be bound by all lawful acts taken pursuant to the power of attorney granted herein and hereby waives any defences which may be available to contest, negate or disaffirm any such acts.

9.

Payments Received by the Subordinate Lender Prior to the indefeasible payment in full of the Senior Debt, if the Subordinate Lender or any Person on its behalf shall receive any payment (other than such payments as are not prohibited by the Credit Agreement) from a distribution of assets of the Debtor on account of any Subordinated Debt, then the Subordinate Lender shall, and shall cause such other Person to, receive and hold such payment or distribution in trust for the benefit of the Senior Lender and promptly pay the same over or deliver to Senior Lender in precisely the form received by the Subordinate Lender or such other Person on its behalf (except for any necessary endorsement or assignment) and such payment or distribution shall be applied by the Senior Lender to the repayment or payment of the Senior Debt.

10.

Appointment of Receiver Any receiver appointed by Senior Lender shall be entitled to exclusive possession, custody and control of the Collateral. In the event that the Subordinate Lender appoints a receiver of the Debtor or over its property and assets and thereafter Senior Lender appoints a receiver of the Debtor or over the Collateral, the Subordinate Lender shall terminate the appointment of its receiver upon the written request of Senior Lender.

11.

Senior Lender’s Rights The Subordinate Lender agrees that the Senior Lender shall be entitled to deal with the Senior Security in accordance with the terms of the Credit Agreement and the other Margin Loan Documentation and nothing herein shall prevent, restrict or limit the Senior Lender in any manner from exercising all or any part of its rights and remedies otherwise permitted by the Credit Agreement and the other Margin Loan Documentation and, by applicable Law upon the occurrence of any Event of Default which is continuing and which has not been waived, and without limiting the generality of the foregoing, the Subordinate Lender agrees that:

(a)

the Senior Lender, in its absolute discretion, and without diminishing the obligations of the Subordinate Lender hereunder, may grant time or other indulgences to the Debtor and any other Person(s) now or hereafter liable to the Senior Lender in respect of the payment of the Senior Debt, and the Senior Lender may give up, modify, vary, exchange, renew or abstain from taking advantage of the Senior Security in whole or in part and may discharge any part or parts of or accept any composition or arrangements or realize upon the Senior Security when and in such manner as the Senior Lender or any authorized officer or agent thereof may think expedient, and in no such case shall the Senior Lender be responsible for any neglect or omission with respect to the Senior Security or any part thereof other than for its wilful misconduct or gross negligence;

(b)

the Subordinate Lender shall not be released or exonerated from its respective obligations hereunder by extension of time periods or any other forbearance whatsoever, whether as to time, performance or otherwise or by any release, discharge, loss or alteration in or dealing with all or any part of the Senior Debt and the Senior Security or any part thereof or by any failure or delay in giving any notice required under this Agreement, the Credit Agreement, the other Margin Loan Documentation, the Senior Debt or the Senior Security or any part thereof, the waiver by the Senior Lender of compliance with any conditions precedent to any advance of funds, or by any modification or alteration of the Credit Agreement, the other Margin Loan Documentation, the Senior Debt or the Senior Security or any part thereof, or by anything done, suffered or permitted by the Senior Lender, or as a result of the method or terms of payment under the Senior Debt or Senior Security or any part thereof or any assignment or other transfer of all or any part of the Credit Agreement, the other Margin Loan Documentation, the Senior Debt or the Senior Security or any part thereof;

(c)

the Senior Lender shall not be bound to seek or exhaust any recourse against the Debtor or any other Person or against the property or assets of the Debtor or any other Person or against any security, guarantee or indemnity before being entitled to the benefit of the Subordinate Lender’s obligations hereunder and the Senior Lender may enforce the various remedies available to it and may realize upon the various collateral documents, guarantees and indemnities or any part thereof, held by Senior Lender in such order as the Senior Lender may determine appropriate;

(d)

the Subordinate Lender is fully responsible for acquiring and updating information relating to the financial condition of the Debtor and all circumstances relating to the payment or non-payment of the Subordinated Debt;

(e)

the Senior Lender shall not be required to marshall in favour of the Subordinate Lender or any other Person the Senior Security or any other securities or any moneys or other assets which the Senior Lender may be entitled to receive or upon which the Senior Lender may have a claim;

(f)

the Senior Lender shall be entitled to advance its own monies as it sees fit in order to preserve or protect the assets of the Debtor or any part thereof, and all such sums advanced to the extent reasonably advanced to preserve and protect the assets of the Debtor or any part thereof, shall constitute part of the Senior Debt and shall be secured by the Senior Security; and

(g)

upon the occurrence of an Event of Default under the terms of the Credit Agreement that is continuing and which has not been waived, the Subordinate Lender shall provide Senior Lender details of all outstanding Subordinated Debt.

12.	Representations and Warranties The Subordinate Lender hereby represents and warrants to Senior Lender in respect of itself that:

(a)	it has all necessary power and authority to enter into this Agreement;

(b)	it has not assigned, transferred, pledged, hypothecated or granted a security interest in the Subordinated Debt as at or prior to the date hereof; and

(c)

this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally.

13.

No Waiver of Subordination Provisions No right of Senior Lender to enforce the subordination as provided in this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Debtor or by any act or failure to act by Senior Lender or any agent of or trustee for the Senior Lender, or by any non-compliance by the Debtor with any of the agreements or instruments relating to the Subordinated Debt or the Senior Debt, regardless of any knowledge thereof which Senior Lender may have or be otherwise charged with. Without limitation of the foregoing, but in no way relieving the Subordinate Lender of its obligations under this Agreement, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinate Lender and without impairing or releasing the subordination and other benefits provided in this Agreement or the obligations hereunder of the Subordinate Lender to Senior Lender, do any one or more of the following:

(a)	amend, supplement, modify, restate or replace the Credit Agreement, the other Margin Loan Documentation or any of the Senior Security;

(b)

sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner any assets pledged or mortgaged for or otherwise securing the Senior Debt or any liability of the Debtor or any liability incurred directly or indirectly in respect thereof;

(c)

settle or compromise any Senior Debt or any other liability of the Debtor or any security therefor or any liability incurred directly or indirectly in respect thereof, and apply any sums by whomsoever paid and however realized to the Senior Debt in any manner or order permitted under the Credit Agreement or the other Margin Loan Documentation;

(d)

fail to take or to record or otherwise perfect or to preserve the perfection of any Lien securing the Senior Debt, exercise or delay in or refrain from exercising any right or remedy against the Debtor and elect any remedy and otherwise deal freely with the Debtor; and

(e)	change, whether by addition, substitution, renewal, succession, assignment, grant of participation, transfer or otherwise, the Senior Lender.

No loss of or in respect of any of the Senior Security or the Senior Debt or otherwise or any carelessness or neglect by the Senior Lender in asserting its rights or any other thing whatsoever, including without limitation the loss by operation of law of any right of the Senior Lender against the Debtor or the loss or destruction of any security, shall in any way impair or release the subordination and other benefits provided by this Agreement.

14.

Waivers of the Subordinate Lender The Subordinate Lender agrees that: (i) the Senior Lender has made no representations or warranties with respect to the due execution, legality, validity, completeness or enforceability of any agreement or instrument relating to the Credit Agreement, the other Margin Loan Documentation, the Senior Security or the Senior Debt or the collectability of the Senior Debt; (ii) the Senior Lender shall be entitled to manage and supervise the indebtedness of the Debtor in accordance with applicable Law and its usual practices, modified from time to time as it deems appropriate under the circumstances, or otherwise, without regard to the existence of any rights that the Subordinate Lender may now or hereafter have; and (iii) the Senior Lender shall have no liability to the Debtor or the Subordinate Lender for, and, to the extent permitted by applicable Law, the Subordinate Lender hereby waives any claims which it may now or hereafter have against the Senior Lender arising out of, any and all actions which the Senior Lender takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of Liens in any assets at any time securing payment of the Senior Debt, actions with respect to the occurrence of any default under any agreement or instrument relating to the Senior Debt, actions with respect to the release or depreciation of or failure to realize upon, any assets securing payment of the Senior Debt and actions with respect to the collection of any claims or all or any part of the Senior Debt from any account debtor, guarantor or any other Person) with respect to the Senior Debt and any agreement or instrument related thereto or with respect to the collection of the Senior Debt or the valuation, use, protection or release of any assets securing payment of the Senior Debt other than resulting from gross negligence or willful misconduct.

15.	No Release This Agreement shall remain in full force and effect without regard to, and the obligations of the Subordinate Lender hereunder shall not be released or otherwise affected or impaired by:

(a)	any exercise or non-exercise by the Senior Lender of any right, remedy, power or privilege in the Credit Agreement or any other Margin Loan Documentation;

(b)

any waiver, consent, extension, indulgence or other action, inaction or omission by the Senior Lender under or in respect of this Agreement, the Credit Agreement or any other Margin Loan Documentation;

(c)

any default by the Debtor under, any limitation on the liability of the Debtor on the method or terms of payment under, or any irregularity or other defect in, the Credit Agreement, the other Margin Loan Documentation or any of the Senior Debt or the Senior Security;

(d)	the lack of authority or revocation hereof by any other party;

(e)	the failure of Senior Lender to file or enforce a claim of any kind;

(f)

any defence based upon an election of remedies by the Senior Lender which destroys or otherwise impairs the subrogation rights of the Subordinate Lender or the right of the Subordinate Lender to proceed against the Debtor for reimbursement, or both;

(g)	any merger, consolidation or amalgamation of the Senior Lender, the Debtor or the Subordinate Lender into or with any other Person; or

(h)

any insolvency, bankruptcy, liquidation, reorganization, arrangement, composition, winding-up, dissolution or similar proceeding involving or affecting the Senior Lender, the Debtor or the Subordinate Lender.

16.

No Rights to Debtor Nothing in this Agreement shall create any rights in favour of, or obligations to the Debtor and the covenants and agreements of the Senior Lender and the Subordinate Lender shall not be enforceable by the Debtor. No consent of the Debtor shall be necessary for any amendment to this Agreement by Senior Lender and the Subordinate Lender in order to have effect as between the Senior Lender and the Subordinate Lender, provided that the Debtor shall be provided with a copy of any such amendment.

17.	Further Assurances The parties hereto shall forthwith, and from time to time, execute and deliver all deeds, documents and things which may be necessary or advisable, in the reasonable opinion of the Senior Lender and its counsel, to give full effect to the postponement and subordination of the rights and remedies of the Subordinate Lender in respect to the Subordinated Debt to the rights and remedies of the Senior Lender in respect to the Senior Debt and the Senior Security, all in accordance with the intent of this Agreement.

18.

Assignment The Subordinate Lender agrees that it will not assign its rights under this Agreement, the Subordinated Debt and any Subordinated Debt Documents unless the assignee thereof has agreed in writing with Senior Lender to be bound by this Agreement as Subordinate Lender.

19.

Enurement This Agreement shall be binding upon the Senior Lender, the Subordinate Lender, the Debtor and each of their respective successors and assigns, and shall enure solely to the benefit of the Senior Lender, the Subordinate Lender and each of their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20.

Entire Agreement; Severability This Agreement contains the entire agreement among the parties hereto with respect to the subordination, postponement and stand-still of obligations of the Subordinate Lender. If any of the provisions of this Agreement shall beheld invalid or unenforceable by any court having jurisdiction, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto should be construed and enforced accordingly. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the rights and obligations of the parties will be governed by the provisions of the Credit Agreement.

21.	Acknowledgement The Debtor hereby acknowledges receipt of a copy of this Agreement and accepts and further agrees with Senior Lender to give effect to all of the provisions of this Agreement.

22.	Governing Law This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

23.	Termination This Agreement shall terminate upon the earlier of:

(a)	the indefeasible repayment or payment in full of the Senior Debt; or

(b)	the written agreement of Senior Lender, the Debtor and the Subordinate Lender.

Subject to Section 8(a), the Senior Debt shall be considered to be repaid or paid in full when no further amounts are owing to the Senior Lender and all obligations of the parties under the Credit Agreement and the other Margin Loan Documentation have been terminated.

24.	Counterparts This Agreement may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by any Person by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Person.

25.

Notices Any notice to be given under this Agreement may be effectively given by delivering (whether by courier or personal delivery) such notice at the address set forth in the signature pages of this Agreement or by sending such notice by prepaid registered mail to such address or by facsimile to the parties at the facsimile number set out on the signature pages of this Agreement. Any notice mailed shall be deemed to have been received on the fifth (5th) day next following the registered mailing of such notice. Any facsimile notice shall be deemed to have been received on transmission if sent before 4:00 p.m. Toronto time on a Business Day, and, if not, on the next Business Day following transmission.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

Address:	●, as Debtor

By:
Facsimile:		Name:
Attention:		Title:

By:
Name:
Title:

Address:	●, as Subordinate Lender

By:
Facsimile:		Name:
Attention:		Title:

By:
Name:
Title:

Address:	BANK OF MONTREAL, as Senior Lender

By:
Facsimile:		Name:
Attention:		Title:

By:
Name:
Title:

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